Schedule 14A
(Rule 14a-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

REYNOLDS AMERICAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March 24, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Tuesday, May 6, 2008, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe the new rules will allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 10, 2008, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 10, 2008, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Susan M. Ivey
Chairman of the Board,
President and Chief Executive Officer

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held on Tuesday, May 6, 2008

March 24, 2008

To our Shareholders:

The 2008 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Tuesday, May 6, 2008, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect three Class I directors to serve until the 2011 annual meeting of shareholders and one Class III director to serve until the 2010 annual meeting of shareholders;

(2)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2008 fiscal year;

(3)	to act on three shareholder proposals, if presented by their proponents; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI’s common stock as of the close of business on March 10, 2008, are entitled to notice of, and to vote at, the 2008 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

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Information about the Annual Meeting and Voting

The Board of Directors of Reynolds American Inc. is soliciting your proxy to vote at our 2008 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2008 annual meeting. Please read it carefully.

In accordance with new rules, referred to as e-proxy, of the Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement, our 2007 Annual Report on Form 10-K and a letter from our Chairman) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March 24, 2008, to all shareholders entitled to vote, except shareholders who had already requested a printed copy of our proxy materials and except participants in our CIP and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March 24, 2008. More information about e-proxy is provided in the following set of questions and answers, including information on, if you have received the Notice, how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the annual meeting be held?

The date, time and place of our 2008 annual meeting are set forth below:

Date:	Tuesday, May 6, 2008
Time:	9:00 a.m. (Eastern Time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2008 annual meeting will be limited to our shareholders as of the record date of March 10, 2008, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina, 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 10, 2008, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, but not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI at least one week before our meeting at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2008 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting — the election of directors, ratification of the selection of our independent auditors, and three shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	for the election of all director nominees,

•	for the ratification of the selection of KPMG LLP as our independent auditors for our 2008 fiscal year,

•	against the three shareholder proposals described on pages 65 to 70 of this proxy statement, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.

What’s e-proxy, and why is RAI using it?

E-proxy refers to new rules adopted by the SEC permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for the company and the shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a web site referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials by first class mail within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 10, 2008, the record date, are entitled to vote. As of the record date, we had 295,328,475 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (BNY Mellon Shareowner Services), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2008 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the Reynolds American Capital Investment Plan, referred to as the CIP, or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RAI common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “— How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2008 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item	Vote Necessary*

• Item 1: Election of Directors	Directors are elected by a “plurality” of the votes cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.
• Items 3-5: Shareholder proposals	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	Under rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, then your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Under NYSE rules, your broker may not vote your shares on Items 3-5 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3-5. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast in favor of or against a proposal.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2008 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008, which we will file with the SEC. A copy of this Quarterly Report on Form 10-Q will be available on our web site after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.enrollicsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Forms 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 26, 2008, to May 6, 2008. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2008 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 12 directors who are divided into three classes, with each class having four directors serving staggered terms of three years. The Class I directors have a term ending on the date of the 2008 annual meeting, the Class II directors have a term ending on the date of the 2009 annual meeting, and the Class III directors, except as otherwise noted below, have a term ending on the date of the 2010 annual meeting. Pursuant to the Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Currently, our Class I directors are Betsy S. Atkins, John T. Chain, Jr., Nana Mensah and John J. Zillmer. Pursuant to our Corporate Governance Guidelines, the Board expects that no director will be nominated for election to the Board following his or her 70th birthday. General Chain turned 70 years old during his term as a Class III director, a term which ended at last year’s annual meeting. Therefore, he would not have been eligible for re-election to the Board at that time, unless an exception had been made to the Governance Guidelines. To retain the benefit of his service on the Board for an additional year beyond the 2007 annual meeting, the Board, upon the recommendation of the Board’s Corporate Governance, Nominating and Leadership Development Committee, referred to as the Governance Committee, approved an exception to the above provision of the Governance Guidelines, and nominated him for re-election to the Board at the 2007 annual meeting, to serve in Class I. The shareholders, at their 2007 annual meeting, approved such re-election. General Chain has elected to retire from the Board effective with the 2008 annual meeting, coincident with the expiration of his term as a Class I director.

The remaining persons currently serving on the Board as a Class I director — Betsy S. Atkins, Nana Mensah and John J. Zillmer — have been nominated for re-election to such class at the 2008 annual meeting. If re-elected at the 2008 annual meeting, Ms. Atkins and Messrs. Mensah and Zillmer will hold office until the 2011 annual meeting or until their successors have been elected and qualified. In addition to the foregoing persons’ nomination for re-election as Class I directors, Lionel L. Nowell, III has been nominated for re-election to Class III at the 2008 annual meeting. Mr. Nowell was first elected to serve as a director at the Board’s September 2007 meeting, when he was elected to Class III. Although the term of the other Class III directors ends on the date of the 2010 annual meeting, Mr. Nowell’s current term as a Class III director is scheduled to expire on the date of the 2008 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated) he was elected to fill a vacancy on the Board. If re-elected at the 2008 annual meeting, Mr. Nowell, like the other current Class III directors, will hold office until the 2010 annual meeting.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Ms. Atkins as a nominee for re-election as a Class I director. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Governance Committee also has recommended Messrs. Mensah and Zillmer as nominees for re-election to the Board as Class I directors and Mr. Nowell as a nominee for re-election to the Board as Class III director. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Messrs. Feinstein and Withington (Class III directors), and Antonio Monteiro de Castro and H.G.L. (Hugo) Powell (Class II directors).

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the three Class I director nominees and the one Class III director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2008 annual meeting and regarding the other persons serving on the Board (other than General Chain who will retire effective with the 2008 annual meeting) is set forth below:

Director Nominees

Name	Age	Business Experience

Class I Directors (terms expiring in 2011)

Betsy S. Atkins	53	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its Board of Directors, and served as its Worldwide Sales, Marketing and International Executive Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. Ms. Atkins also serves on the boards of directors of Polycom, Inc., Chico’s FAS Inc. and SunPower Corporation, as well as a number of private companies (including the board of directors of The NASDAQ Stock Market LLC), and is an advisor to British Telecom. Ms. Atkins also was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee and is a Governor-appointed member of the Florida International University Board of Trustees.

Nana Mensah	55	Mr. Mensah has been the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. He also was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold under his auspices in October 1999. Mr. Mensah worked for PepsiCo from 1990 to 1994 and for PepsiCo Restaurants International from 1994 to 1997, in a variety of senior executive positions. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of R. J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the boards of trustees of the Lexington Philharmonic Society, the Children’s Miracle Network and the Kentucky Children’s Hospital.

Name	Age	Business Experience

John J. Zillmer	52	Mr. Zillmer has served as Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, since May 2005. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 until January 2004, he served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. From August 1999 to May 2000, he served as President of ARAMARK’s Food and Support Services International division, and from May 1995 to August 1999, he served as President of ARAMARK’s Business Services division. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also is a member of the boards of directors of Allied Waste Industries, Inc., Ecolab Inc. and United Stationers Inc.

Class III Director (term expiring in 2010)

Lionel L. Nowell, III	53	Mr. Nowell has been Senior Vice President and Treasurer of PepsiCo, the world’s fourth-largest food and beverage company, since August 2001. Prior to that, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR Nabisco, Inc. (now known as RJR), where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. From 1991 to 1998, Mr. Nowell held a variety of senior financial roles at the Pillsbury division of Diageo PLC. Prior to joining Pillsbury, Mr. Nowell spent eight years as a finance executive at Pizza Hut, which at the time was a division of PepsiCo. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also is a member of the board of directors of American Electric Power Company, and serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business. He is an active member of the Executive Leadership Council, Financial Executive Institute, American Institute of Certified Public Accountants and the Ohio Society of CPAs.

Continuing Directors

Class II Directors (terms expiring in 2009)

Antonio Monteiro de Castro	62	Mr. Monteiro de Castro retired on December 31, 2007, as Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group. He had held that position since January 2004, having served as a director of BAT since March 2002. He joined BAT in 1996 as the Regional Director for Latin America and the Caribbean. Previously, Mr. Monteiro de Castro served as Vice President of Souza Cruz SA, the Brazilian subsidiary of BAT, beginning in 1989. He became President and CEO of Souza Cruz SA in 1991, and served in such capacity until 1995. Mr. Monteiro de Castro commenced serving on the Board of RAI as of July 30, 2004. He also is President of the Administrative Council, Souza Cruz SA and a member of the boards of directors of the Getulio Vargas Foundation, Clean Energy Brazil Plc and Merrill Lynch Latin American Trust Plc.

Name	Age	Business Experience

H.G.L. (Hugo) Powell	63	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer since 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004.

Joseph P. Viviano	69	Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. Mr. Viviano commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also is a member of the boards of directors of Chesapeake Corporation, Harsco Corporation and RPM International Inc.

Thomas C. Wajnert	64	Mr. Wajnert has been self-employed since July 2006, providing advisory services, including acting as a Senior Advisor to Bear Stearns Merchant Banking. From January 2002 to June 2006, he had been Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. He was self-employed and participated in several private equity transactions in the technology and human resources outsourcing areas from December 1997 to December 2001. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Wajnert also serves on the boards of directors of NYFIX, Inc., United Dominion Realty Trust, Inc., Alter Moneta Corporation and Churchill Financial Corp., and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

Name	Age	Business Experience

Class III Directors (terms expiring in 2010)

Martin D. Feinstein	59	Mr. Feinstein was the Chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company from 1997 to July 2005, and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. He retired from Farmers Group, Inc. in July 2005. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc., including Senior Vice President — Property/Casualty Operations, Senior Vice President — Chief Information Officer and Senior Vice President — Chief Marketing Officer from 1980 to 1994. Farmers Group, Inc. is a holding company of Farmers New World Life Insurance Company. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of B.A.T. Industries p.l.c. from January 1997 to September 1998, and was a member of the Group Management Board of Zurich Financial Services from 1998 to April 2005. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also is a member of the boards of directors of GeoVera Holdings, Inc. and Almin p.l.c.

Susan M. Ivey	49	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004, and was elected the Chairman of the Board of RAI effective January 1, 2006. Since July 2004, she has been Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, Ms. Ivey held a number of positions, including Director of Marketing in China and Head of International Brands at BAT. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing, a position that she held until her appointment in 2001 as President and Chief Executive Officer of B&W. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also is a member of the boards of directors of the Forsyth County United Way and the Winston-Salem YWCA, and is a member of the boards of trustees of the University of Florida Foundation and Wake Forest University.

Neil R. Withington	51	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

Governance Agreement

In connection with the business combination transactions, collectively referred to as the Business Combination, consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 12 persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.

• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 15%	• no directors.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, because the Board has included all of B&W’s designees on management’s slate of nominees, and because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2008 annual meeting, BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Ms. Atkins and Messrs. Mensah and Zillmer for Class I, and Mr. Nowell for Class III) at the 2008 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(1) The director or an immediate family member is a current partner of a firm that is RAI’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in the Governance Guidelines, which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, John T. Chain, Jr., Martin D. Feinstein, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Joseph P. Viviano, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors has any relationship with RAI, other than being a director and/or shareholder of RAI.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Governance Committee. From 2006 until mid-2007, the Board also had an ad hoc special committee, the purpose of which was to evaluate, and provide feedback regarding, long-range strategic plans and initiatives proposed by management. All of the current committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members, though currently the Audit Committee has one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. B&W, which has designated one member to serve on the Audit Committee, has provided a revocable waiver with respect to its right to have an additional B&W designee serve on the Audit Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the membership of each Board committee is set forth in the table below, and information regarding the activities of each standing Board committee is presented following the table.

	RAI Board Committees
	Audit		Compensation		Governance		Special
Director(1)	Committee		Committee		Committee		Committee

Betsy S. Atkins(2)			X		X
John T. Chain, Jr.			X		X		X	(3)
Martin D. Feinstein(2)	X						X
Nana Mensah	X
Lionel L. Nowell, III	X
H.G.L. (Hugo) Powell(2)			X		X	(3)	X
Joseph P. Viviano			X	(3)	X
Thomas C. Wajnert	X	(3)(4)			X		X
John J. Zillmer			X
Number of Meetings in 2007	12		7		5		4

(1)	Only non-management directors serve on committees of the Board.

(2)	A B&W designee.

(3)	Chairperson of committee.

(4)	The Board has determined that Mr. Wajnert meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of RAI’s accounting policies, financial reporting and disclosure practices and financial statements,

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	that management has established and maintained processes to ensure adequate enterprise risk management,

•	the integrity of RAI’s financial statements and RAI’s compliance with legal and regulatory requirements, and

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation Committee

General.  The Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees,

•	administers plans and programs relating to employee benefits, incentives and compensation, and

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer.

For 2006, the Compensation Committee evaluated the performance of RAI’s Chief Executive Officer and made a recommendation to the Board concerning an increase in her base salary. Commencing in 2007, the Governance Committee assumed responsibility for evaluating the Chief Executive Officer’s performance. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

RAI’s Chief Executive Officer has an indirect role in determining the annual base salary increase for certain executive officers, in that the Chief Executive Officer assigns the individual performance ratings for such persons. With respect to the other executive officers named in the Summary Compensation Table below (each officer named in such table, including Ms. Ivey, is referred to as a named executive officer), Ms. Ivey, as Chief Executive Officer, assigns the performance rating for Ms. Neal and Messrs. Delen and Eckmann.

E. Julia (Judy) Lambeth, RAI’s Executive Vice President — Corporate Affairs, General Counsel and Assistant Secretary, assigns the performance rating for Mr. Payne. Ms. Ivey also assigns the performance rating for certain other executive officers who are her direct reports and are not named in the Summary Compensation Table.

The individual performance rating and the general merit increase determine the amount of a person’s proposed base salary increase; before the proposed base salary increase becomes effective for any named executive officer, however, the Compensation Committee or the other independent members of the Board, must approve such increase. Similarly, certain of the named executive officers, other than the Chief Executive Officer, assign annual performance ratings for other executive officers of RAI who are not named in the Summary Compensation Table; the Compensation Committee approves, without further Board action, the base salary increase for such other officers. No executive officer has any role in determining or recommending the compensation of the Chief Executive Officer, whose compensation is determined generally by the independent members of the Board based upon recommendations from the Compensation Committee. No executive officer of RAI has a direct role in approving or recommending any stock-based awards to any other executive officer; instead, such awards are approved either by the Board or the Compensation Committee. See “Executive Compensation — Compensation Discussion and Analysis” for additional information regarding the process for determining executive officer compensation.

The Governance Committee, with the assistance of an independent compensation consultant, periodically evaluates and recommends changes to the compensation program for RAI’s non-employee directors. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

Delegation.  Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2008, the Compensation Committee delegated to a committee consisting of Ms. Ivey, as Chief Executive Officer, and Ann A. Johnston, RAI’s Executive Vice President — Human Resources, the authority during the remainder of 2008 to approve, outside of the normal, annual grant cycle, grants under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, to persons at the Vice President level and below. Any such grants made under that delegated authority are required to have the same terms as the grants made to other employees as of March 6, 2008, and any such additional LTIP grants may not cause the maximum amount of the total 2008 LTIP grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Long — Term Incentive Compensation — 2008 LTIP Grants” below for information regarding the terms of the 2008 LTIP grants made to key employees.

Compensation Consultants.  Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

The Compensation Committee currently uses Hewitt Associates to provide the Committee with on-going recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and the Committee’s compensation philosophy. Hewitt

Associates provides the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary and annual incentive levels, and long-term incentive awards. A representative of Hewitt Associates generally attends each meeting of the Compensation Committee. The Compensation Committee has requested that Hewitt Associates work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders.

The Human Resources departments of RAI and certain of its operating subsidiaries from time to time engage Hewitt Associates to provide compensation advice on matters not pertaining to the compensation of RAI’s executive officers. Pursuant to procedures established by the Compensation Committee in February 2007, management of RAI or its operating subsidiaries may retain the same compensation consulting firm retained by the Committee, provided the firm furnishes management with market pricing and other compensation consulting services for officer level positions, the compensation for which the Committee does not determine. Further, management of RAI and its operating subsidiaries are required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm then retained by the Committee, if management expects that the fees payable to such firm for consulting services provided at management’s direction will exceed $1 million for such engagement or in the aggregate during any fiscal year.

Compensation Committee Interlocks and Insider Participation.  An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things,

•	a former officer of an issuer serving as a member of that issuer’s compensation committee, and

•	an executive officer of an issuer serving as a director of another entity, one of whose executive officers serves on that issuer’s compensation committee.

During 2007, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance, Nominating and Leadership Development Committee

General.  The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	may nominate an independent director to serve as a lead director under the circumstances described below under “— Lead Director,”

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation,

•	evaluates and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer and other top executive management positions,

•	reviews RAI’s corporate governance policies and considers the adequacy of such policies in response to shareholder concerns, and

•	initiates and oversees annually an appraisal of the performance of the Board, the Board Committees, the Lead Director and, in conjunction with the Lead Director, the individual directors in meeting their respective corporate governance responsibilities.

Director Nomination Process.  The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company,

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

The objective is a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience.

Additional policies regarding Board membership, as set forth in the Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.

As described above under “— Item 1: Election of Directors,” in 2007, the Board approved an exception to the immediately preceding policy, allowing General Chain to serve on the Board for an additional year. General

Chain will retire from the Board as of the 2008 annual meeting, upon the expiration of his term as a Class I director.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.  Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, and to serve as a director if elected, and

•	a description of all arrangements or understandings between the shareholder, the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2009 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 25, 2008, and November 24, 2008. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

Lead Director

During 2005, the Board amended the Governance Guidelines, allowing the independent directors to elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director if the positions of Chairman of the Board and Chief Executive Officer are held by the same person. Following the retirement of Andrew J. Schindler, effective December 31, 2005, as Non-Executive Chairman of the Board, Ms. Ivey, RAI’s Chief Executive Officer and President, assumed the additional position of Chairman of the Board, effective January 1, 2006. Pursuant to the Governance Guidelines, the Board elected General Chain to serve as Lead Director, commencing January 1, 2006. In 2007, the Board modified the Governance Guidelines to provide that the term of any future Lead Director would be one year, instead of three years.

The Lead Director is responsible for:

•	presiding over executive sessions of the non-management directors and the independent directors,

•	calling meetings of the non-management directors and the independent directors as he or she deems necessary,

•	facilitating communications and serving as a liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer, though each director is free to communicate directly with the Chairman of the Board and Chief Executive Officer,

•	consulting with the Chairman of the Board, the Chief Executive Officer and the Secretary on the agenda for Board meetings and on the need for special meetings of the Board,

•	together with the Chair of the Governance Committee, communicating to the Chief Executive Officer the results of the evaluation of his or her performance,

•	in conjunction with the Governance Committee, overseeing the evaluation process of individual directors,

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any Board committee, and

•	otherwise consulting with the Chairman of the Board on matters relating to management effectiveness and Board performance.

Board Meetings

The Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Lead Director, if one has been appointed, is responsible for presiding over executive sessions of the non-management directors and the independent directors. In the absence of the Lead Director, if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, General Chain has served as Lead Director since January 1, 2006. Currently, Mr. Powell serves as the Chair of the Governance Committee.

During 2007, there were seven meetings of the RAI Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member, except that Mr. Monteiro de Castro attended approximately 71% of the Board meetings held. The Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 11, 2007, other than Mr. Mensah, attended our annual shareholders’ meeting held on that date.

Director Compensation

We provide to our non-employee directors (other than Messrs. Monteiro de Castro and Withington, both of whom were full-time employees of BAT during 2007) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays for the service of Messrs. Monteiro de Castro and Withington as directors of RAI. (Our non-employee directors, other than Messrs. Monteiro de Castro and Withington, are collectively referred to as Outside Directors). RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2007.

2007 Director Compensation (1)

			Change in
			Pension Value
			and Nonqualified
			Deferred
	Fees Earned or	Stock Awards	Compensation	All Other
Name	Paid in Cash ($)(5)	($)(6)(7)	Earnings ($)(8)	Compensation ($)(9)	Total ($)

Betsy S. Atkins	88,500	203,312	0	2,165	293,977
John T. Chain, Jr.	113,625	215,272	461	11,414	340,772
Martin D. Feinstein	93,000	205,897	0	1,293	300,190
E.V. (Rick) Goings(2)	16,000	43,233	4,443	215	63,891
Nana Mensah	90,000	184,197	0	1,293	275,490
Lionel L. Nowell, III(3)	21,815	247,633	0	347	269,795
H.G.L. (Hugo) Powell	105,375	215,272	2,235	11,165	334,047
Joseph P. Viviano	100,000	215,272	3,348	11,293	329,913
Thomas C. Wajnert	119,000	215,272	0	1,293	335,565
John J. Zillmer(4)	38,707	250,645	0	609	289,961

(1)	As an employee director, Ms. Ivey receives no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she receives in her capacity as RAI’s Chief Executive Officer and President. During 2007, RAI did not pay any compensation directly to Messrs. Monteiro de Castro or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays for the Board service of such persons.

(2)	Mr. Goings resigned from the Board effective February 6, 2007.

(3)	On September 26, 2007, the Board elected Mr. Nowell to serve as a director.

(4)	On July 12, 2007, the Board elected Mr. Zillmer to serve as a director.

(5)	The amounts in this column represent Board and Board committee retainers paid for service in 2007, fees paid for Board and Board committee meetings attended in 2007 and, in the case of General Chain, the supplemental retainer paid for service as Lead Director. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(6)	The amounts shown in this column represent the amount recognized as compensation expense in 2007 (pursuant to Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” referred to as FAS 123(R)) by RAI for financial statement reporting purposes with respect to awards made during 2007, and in previous years, under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The amounts shown in this column do not equal the value that any director actually received during 2007 with respect to his or her EIAP awards. Certain Outside Directors have elected to receive RAI common stock, in lieu of RAI common stock equivalents (which also are referred to as deferred stock units), with respect to their initial and/or annual awards under the EIAP. Under FAS 123(R), the amount of compensation expense recognized for RAI common stock awarded under the EIAP is less than the compensation expense recognized for deferred stock units awarded under the EIAP. The assumptions upon which the amounts in this column are based are set forth in note 16 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 27, 2008. No Outside Director forfeited any stock awards during 2007.

The amounts in this column do not include any dividends paid on shares of RAI common stock issued under the EIAP, or dividend equivalents earned on deferred stock units awarded under the EIAP or credited under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP. See “— Equity Awards” below for a discussion of the material terms of the EIAP and DCP. The amount of dividend equivalents earned or credited on directors’ deferred stock units, and charged to expense, in 2007 was as follows — Ms. Atkins: $43,459; General Chain: $53,794; Mr. Feinstein: $38,558; Mr. Goings: $58,647; Mr. Mensah: $11,191; Mr. Nowell: $578; Mr. Powell: $53,794; Mr. Viviano: $53,794; Mr. Wajnert: $53,794; and Mr. Zillmer: $0.

(7)	The grant date fair value, as determined in accordance with FAS 123(R), of the stock awards made in 2007, under the EIAP, to Messrs. Nowell and Zillmer was $233,143 and $250,084, respectively, and to each other Outside Director was $169,480. The aggregate number of outstanding stock awards (representing deferred stock units awarded under the EIAP or credited under the DCP) and stock options held by the Outside Directors as of December 31, 2007, are set forth below:

Name	Units (#)	Options (#)

Betsy S. Atkins	13,322	0
John T. Chain, Jr.	20,701	0
Martin D. Feinstein	13,322	0
E.V. (Rick) Goings	20,425	20,000
Nana Mensah	4,955	0
Lionel L. Nowell, III	3,656	0
H.G.L. (Hugo) Powell	20,977	0
Joseph P. Viviano	18,651	0
Thomas C. Wajnert	17,519	0
John J. Zillmer	285	0

(8)	The amounts in this column reflect the interest earned on the cash accounts of the Outside Directors who participate in the DCP to the extent such interest is considered “above-market” within the meaning of applicable SEC rules.

(9)	The amounts in this column include the value of matching gifts made on behalf of Ms. Atkins and Messrs. Chain, Powell and Viviano pursuant to the program described below under “Other Benefits — Matching Grants Program;” and the cost of life insurance premiums, for all Outside Directors other than Ms. Atkins and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director receives an annual retainer of $60,000.

•	The Lead Director, if one is elected, receives a supplemental annual retainer of $20,000.

•	Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•	Each Outside Director receives an attendance fee of $1,500 for each Board meeting attended, and members of each Board committee (all of whom are Outside Directors) receive an attendance fee of $1,500 for each committee meeting attended. In addition, each director who is not a member of the special committee, but who attends a meeting of this committee receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 2,000 (or, in the case of a Non-Executive Chairman of the Board, 4,000) deferred stock units or, at the director’s election, 2,000 (or, in the case of a Non-Executive Chairman, 4,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock awards upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. Distribution of deferred stock units will be made after the participant ceases to be a director, at the participating director’s election, either in a single lump sum or in up to ten annual, equal installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during that month.

An aggregate of 1,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2007.

Other Benefits

Insurance Benefits.  RAI offers Outside Directors, during the term of their service on the Board, life insurance having a death benefit of up to $100,000. General Chain also has separate life insurance coverage, paid for by RAI, associated with his prior service as a director of Nabisco Group Holdings Corp., the former parent of RJR; the amount of such additional coverage decreased from $100,000 to $25,000 during the fourth quarter of 2007. RAI also offers Outside Directors excess liability insurance coverage of $10,000,000. Such excess coverage will remain in effect during the Outside Director’s term of service on the Board and, subject to the Outside Director’s payment of the premium for the period after termination of Board service, during the three-month period following the end of the director’s Board service. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage. Except as noted above, an individual Outside Director does not pay for the life and excess liability insurance coverages provided by RAI, except that the value of each such coverage is imputed to the individual for income tax purposes. Each Outside Director is also covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board. All directors and officers of RAI and its subsidiaries also are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

Matching Grants Program.  All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the R.J. Reynolds Foundation. Pursuant to this program, RAI or the R.J. Reynolds Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The R.J. Reynolds Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment for Services of Certain Board Designees

In consideration for the services of Messrs. Monteiro de Castro and Withington as RAI directors during 2007, RAI paid BAT $237,500 for each such director. Beginning in 2008, RAI will pay the foregoing fee associated with Mr. Monteiro de Castro’s Board service directly to Mr. Monteiro de Castro, instead of to BAT. RAI will continue to pay directly to BAT the fee relating to Mr. Withington’s Board service. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which Messrs. Monteiro de Castro and Withington otherwise would be entitled in their capacities as members of RAI’s Board.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, each director is expected to hold and retain a minimum of 10,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 10,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

Shares of RAI common stock subject to unexercised stock options held by a director are not counted toward an individual director’s stock ownership target. These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to RAI’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, or persons performing similar functions for RAI, will be disclosed on the www.reynoldsamerican.com web site within four business days following the date of the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other constituencies may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other constituencies may communicate directly with the non-management directors as a group by writing to the Lead Director or, if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(5)

British American Tobacco p.l.c.	123,905,524	(1)	41.96
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	123,905,524	(1)	41.96
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	29,050,257	(2)	9.84
1360 Peachtree Street, NE Atlanta, Georgia 30309

Invesco Asset Management Limited	28,833,503	(3)	9.76
30 Finsbury Square London, England EC2A 1AG

Capital Research Global Investors	14,816,950	(4)	5.02
333 South Hope Street Los Angeles, California 90071

(1)	Based upon a Schedule 13G filed with the SEC on February 9, 2005, and upon information furnished to RAI by Brown & Williamson Holdings, Inc. and by British American Tobacco p.l.c. on March 17, 2008, (a) Brown & Williamson Holdings, Inc. and British American Tobacco p.l.c. hold sole dispositive and sole voting power over these shares and (b) Brown & Williamson Holdings, Inc. is the record and beneficial owner of these shares, and British American Tobacco p.l.c. is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of Brown & Williamson Holdings, Inc.

(2)	According to a Schedule 13G/A filed by Invesco Ltd., on behalf of itself and certain investment advisory subsidiaries, with the SEC on February 14, 2008, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Institutional (N.A.), Inc., PowerShares Capital Management LLC, PowerShares Capital Management Ireland LTD and Invesco Management S.A. held, with respect to these shares, sole voting and dispositive power over 28,833,503 shares; 112,336 shares; 2,889 shares; 99,800 shares; 229 shares; and 1,500 shares, respectively, as of December 31, 2007.

(3)	See footnote 2 for additional information.

(4)	According to a Schedule 13G filed by Capital Research Global Investors, referred to as CRGI, with the SEC on February 11, 2008, CRGI, a division of Capital Research and Management Company, referred to as CRMC, is deemed to be the beneficial owner of these shares as a result of CRMC acting as an investment advisor to various investment companies. CRGI held sole dispositive power over these shares, and sole voting power over 7,850,280 of these shares, as of December 31, 2007.

(5)	Information in this column is based on 295,328,475 shares of RAI common stock outstanding on March 10, 2008, the record date for the 2008 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 10, 2008, by each director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(7)

Betsy S. Atkins(1)	0		*
John T. Chain, Jr.(1)	3,958		*
Daniel M. Delen(2)	28,697		*
Jeffrey A. Eckmann(3)	32,513		*
Martin D. Feinstein(1)	355		*
Susan M. Ivey(3)	141,566		*
Nana Mensah(1)	5,820		*
Antonio Monteiro de Castro	0		*
Dianne M. Neal(3)(4)	35,527		*
Lionel L. Nowell, III(1)	8,287		*
Tommy J. Payne(3)	26,414		*
H.G.L. (Hugo) Powell(1)(5)	7,600		*
Joseph P. Viviano(1)	6,500		*
Thomas C. Wajnert(1)	0		*
Neil R. Withington	0		*
John J. Zillmer(1)	3,500		*
All directors, director nominees and executive officers as a group (consisting of 24 persons)(6)	454,685		*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 13,493 units for Ms. Atkins; (b) 20,965 units for General Chain; (c) 13,492 units for Mr. Feinstein; (d) 5,017 units for Mr. Mensah; (e) 3,701 units for Mr. Nowell; (f) 21,242 units for Mr. Powell; (g) 18,890 units for Mr. Viviano; (h) 17,743 units for Mr. Wajnert; and (i) 287 units for Mr. Zillmer. Neither Ms. Ivey nor Messrs. Monteiro de Castro or Withington participate in the EIAP or DCP.

(2)	The shares beneficially owned do not include 22,894 performance shares granted to Mr. Delen under the LTIP, which shares are paid in cash upon vesting, but the value of which is derived from the value of RAI common stock.

(3)	The shares beneficially owned include the following shares of restricted stock granted under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting: (a) 126,871 shares of restricted stock for Ms. Ivey; (b) 23,017 shares of restricted stock for Ms. Neal; (c) 23,697 shares of restricted stock for Mr. Delen; (d) 30,113 shares of restricted stock for Mr. Eckmann; and (e) 16,976 shares of restricted stock for Mr. Payne.

(4)	Ms. Neal retired as RAI’s Executive Vice President and Chief Financial Officer effective as of December 31, 2007. Since that date, Ms. Neal has remained employed by RAI on an interim basis; her employment with RAI is expected to end on March 31, 2008.

(5)	The shares owned by Mr. Powell have been pledged as collateral to a third party.

(6)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 22,984 performance shares granted to Mr. Delen under the LTIP as described in note (2) above; (b) do not include an aggregate of 114,833 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (c) include an aggregate of 308,918 shares of restricted stock granted to executive officers under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting; (d) include an aggregate of 40,000 shares subject to outstanding options; and (e) include 1,788 shares (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(7)	The information in this column is based on 295,328,475 shares of RAI common stock outstanding on March 10, 2008, the record date for the 2008 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period is referred to as the Standstill Period). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15%, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.

In addition to the provisions of the Governance Agreement described in the preceding three paragraphs and under the heading “The Board of Directors” above, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.

A copy of the Governance Agreement and Amendment No. 1 to the Governance Agreement are included as Exhibits 10.16 and 10.17, respectively, to our 2007 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2007 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that (1) Frederick W. Smothers, RAI’s Senior Vice President and Chief Accounting Officer, inadvertently was late in reporting a total of 1,244 shares of restricted RAI common stock that had been granted to him under the LTIP in connection with his joining RAI, and (2) Mr. Feinstein inadvertently reported late three purchases aggregating 355 shares of RAI common stock.

Executive Compensation

Compensation Discussion and Analysis

Introduction

RAI’s executive compensation programs serve two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward our management for strong performance and the successful execution of RAI’s business plans and strategies. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable or “at risk,” in that the receipt or value of that compensation is dependent upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. In addition, RAI’s executive compensation programs are designed to provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry.

The Board’s Compensation Committee, comprised solely of independent directors, is responsible for, among other things, structuring and administering the compensation programs and plans in which our named executive officers participate. The table below lists the name, title and employer of each of our named executive officers:

Name	Title	Employer

Susan M. Ivey	Chairman of the Board, Chief Executive Officer and President	RAI
Dianne M. Neal(1)	Executive Vice President and Chief Financial Officer	RAI
Daniel M. Delen	President and Chief Executive Officer	RJR Tobacco
Jeffrey A. Eckmann(2)	RAI Group President	RAI
Tommy J. Payne	Executive Vice President — Public Affairs	RAI

(1)	Ms. Neal resigned as Executive Vice President and Chief Financial Officer on December 31, 2007, but remains employed with RAI on an interim basis; her employment is expected to end on March 31, 2008.

(2)	Mr. Eckmann will retire from RAI effective May 1, 2008.

In performing its duties, the Compensation Committee regularly obtains the advice of an outside compensation consultant, who is retained by, and reports directly to, the Committee. Since May 2005, the Compensation Committee has retained Hewitt Associates to provide it with compensation consulting services and to assist it in establishing competitive, cost-effective executive compensation programs. Hewitt also provides compensation consulting services to management on projects not related to the compensation of the named executive officers. Information regarding the Compensation Committee’s other duties, responsibilities and activities, and the policy governing management’s use of compensation consultants, is set forth above under “Committees and Meetings of the Board of Directors — Compensation Committee; Compensation Committee Interlocks and Insider Participation.”

In determining appropriate levels of annual and long-term compensation for the named executive officers, the Compensation Committee compares the compensation paid to executives holding similar positions at a peer group of companies. This peer group is selected by the Committee and consists of the following 30 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Hormel Foods Corporation
Anheuser-Busch Companies, Inc.	Kellogg Company
Avery Dennison Corporation	Kimberly-Clark Corporation
Avon Products, Inc.	Land O’Lakes
Cadbury Schweppes, plc	Lorillard, Inc.
Campbell Soup Company	Miller Brewing Company
Colgate-Palmolive Company	Molson Coors Brewing Company
ConAgra Foods, Inc.	Nestle Purina PetCare Company
Constellation Brands, Inc.	Nestle USA
Eastman Kodak Company	Sara Lee Corporation
Fortune Brands, Inc.	S.C. Johnson Consumer Products
General Mills, Inc.	Sherwin-Williams Company
H. J. Heinz Company	Unilever United States, Inc.
Hallmark Cards, Inc.	UST, Inc.
Hershey Company	Wm. Wrigley Jr. Company

In selecting the peer group, the Compensation Committee included not only those companies that compete directly with our operating subsidiaries in the tobacco business — Altria Group, Inc., Lorillard, Inc. and UST, Inc., but also certain companies outside of the tobacco industry that sell brand-focused consumer products. RAI’s revenues for 2007 were $9.023 billion, and the annual revenues of those peer group companies operating outside of the tobacco industry range from one-half to two times that amount, with the median annual revenues of the entire peer group being approximately $7.6 billion.

The Compensation Committee believes that the peer group represents companies that RAI and its operating subsidiaries are most likely to compete against for senior executive talent. If our competition for talent changes, then the composition of our peer group might change. In addition, changes to our peer group may be necessary to reflect the impact of mergers, acquisitions and similar events involving companies within our peer group, or because compensation survey data for a peer group company ceases to be available. Beginning in 2008, the Compensation Committee excluded the following companies from the peer group, either because compensation survey data was no longer available from the Committee’s compensation consultant for them or because they were no longer within the revenue range of the other peer group companies: Clorox Company, Diageo North America, Inc., Levi Strauss & Co. and L’Oreal USA, Inc. In light of these deletions from the peer group, the Compensation Committee elected to add the following companies to the peer group: Cadbury Schweppes, plc, Constellation Brands, Inc., Sara Lee Corporation, UST, Inc. and Wm. Wrigley Jr. Company.

In connection with overseeing RAI’s executive compensation programs, the Compensation Committee annually reviews tally sheets that set forth the total amount of compensation, including base salary, short-term and long-term incentives, and amounts payable upon the termination of employment under various scenarios, payable to certain of RAI’s executive officers. Tally sheets include gains that executives have realized from prior LTIP awards, as well as projected gains from such awards. Tally sheets assist the Committee in assessing the cumulative effect of its various executive compensation decisions. The Compensation Committee believes that periodic reviews of tally sheets help to prevent decisions from being made in isolation, without considering how a change in one compensation program may impact another compensation program or an individual’s overall compensation.

The material components of the compensation program for named executive officers consist of annual base pay and perquisites; an annual cash incentive; long-term incentive compensation; severance benefits payable upon the occurrence of a designated qualifying termination of employment; and retirement benefits. Each of these components is discussed below, together with information regarding other compensation policies.

Annual Compensation

Base Salary

In determining the annual base salary of any of our executive officers for the first time, that is, upon a person being hired as, or promoted to, an executive officer, the Compensation Committee generally targets the officer’s salary at approximately the 50th percentile of those persons in the peer group holding a comparable position. An individual’s base salary level is intended to provide a basic degree of financial security. The Compensation Committee considers other relevant factors as well in setting an executive officer’s base salary for the first time, such as the person’s experience and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Depending upon the existence of such factors, the Compensation Committee may target a particular officer’s salary either above or below the 50th percentile of the comparable peer group position.

Under its charter, the Compensation Committee approves the initial determination of an executive officer’s base salary, except that in the case of the initial base salary determination for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel, the Committee makes a recommendation to the independent members of the Board for their approval. After an executive officer’s base salary is set for the first time, an executive officer, like all other employees, is eligible to receive annually a base salary increase based upon individual performance and the target merit increase generally applicable to all employees of RAI and its subsidiaries, all as described below.

All employees, including our named executive officers, are required at the beginning of the year to establish specific individual objectives for the year. The Compensation Committee reviewed and recommended to the Board for approval the individual objectives for Ms. Ivey for 2007, and Ms. Ivey approved the individual objectives for the other named executive officers for 2007 and 2008, other than for Mr. Payne, whose objectives were approved by E. Julia (Judy) Lambeth, RAI’s Executive Vice President — Corporate Affairs, General Counsel and Assistant Secretary. The Compensation Committee reviewed and approved, without further Board action, the individual objectives against which Ms. Ivey’s performance for 2008 will be measured.

Each employee’s objectives are designed to be consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals. Each employee is assigned a performance rating based upon the extent to which the employee has met his or her objectives. In February 2007, the responsibility for overseeing succession planning for the Chief Executive Officer shifted from the Compensation Committee to the Governance Committee, which oversees succession planning and leadership development for RAI’s senior management. Accordingly, for 2007, the Governance Committee, rather than the Compensation Committee, evaluated the Chief Executive Officer’s performance and recommended to the entire Board an appropriate performance rating for the Chief Executive Officer. Ms. Ivey assigned the performance rating for the other named executive officers, other than for Mr. Payne whose rating was assigned by Ms. Lambeth.

Depending upon an employee’s performance rating, he or she will receive a merit increase in base salary, generally effective April 1 of each year, in an amount equal to:

•	.5 times the target merit increase (for an individual who meets some, but not all, expectations),

•	the target merit increase (for an individual who fully meets expectations),

•	1.25 times the target merit increase (for an individual who outperforms some expectations and fully meets remaining expectations), or

•	2 times the target merit increase (for an individual who consistently and significantly exceeds expectations).

An employee whose performance does not meet expectations is not eligible to receive a merit increase.

The Compensation Committee recommends to the independent directors for approval the base salary increase for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel. The Compensation Committee approves, without further Board action, the base salary increase for the other officers of RAI and its subsidiaries who are at the Senior Vice President level or above. Generally, any employee’s base salary increase will not exceed two times the target merit increase. The target merit increase in any year is based upon prevailing market practices and economic conditions. The amount of each named executive officer’s base salary increase (and the target merit increase) for 2007 and 2008, expressed as a percentage of such officer’s base salary immediately prior to such increase, is shown in the table below:

	Base Salary Increase (%)(1)
Executive	2007	2008

Susan M. Ivey(2)	6.50	4.10
Dianne M. Neal(3)	4.06	—
Daniel M. Delen(4)	—	4.06
Jeffrey A. Eckmann	6.50	3.25
Tommy J. Payne	4.06	4.06
Target Merit Increase	3.25	3.25

(1)	The increase is effective on April 1 of each year.

(2)	As described in more detail in the paragraph immediately following this table, a portion of Ms. Ivey’s annual base salary increase for 2008 will be paid in a lump sum.

(3)	Ms. Neal remains employed with RAI following her retirement as Executive Vice President and Chief Financial Officer on December 31, 2007, but such interim employment is expected to end at the conclusion of the first quarter of 2008. Therefore, she did not receive a base salary increase in 2008.

(4)	Mr. Delen did not receive a base salary increase during 2007 because he joined RJR Tobacco on January 1, 2007.

To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, or from a promotion, would cause the base salary to exceed the 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period immediately following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. Ms. Ivey’s 2008 base salary increase placed her above the 65th percentile cap and, as a result, the portion of the increase in excess of the cap (approximately $26,000) will be paid to her in a lump sum. With the exception of Ms. Ivey’s 2008 base salary increase, no other named executive officer exceeded the 65th percentile cap in connection with his or her respective base salary increases reflected in the table above.

Annual Incentives

As noted below, a significant portion of the annual compensation of each named executive officer is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that managers, such as the named executive officers, who hold positions affording them the authority to make critical decisions affecting the overall performance of RAI should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash bonus opportunity should be. The named executive officers’ annual cash incentive and annual base salary, together, are targeted at the mid-point between the 50th and 75th percentiles of the peer group. The Compensation Committee believes this level is reasonable from a financial perspective, and also allows RAI to be competitive in the market for executive talent. Further, as noted above, in evaluating whether RAI’s annual incentive (or any other element of RAI’s executive compensation program) provides an adequate inducement to attract highly qualified executive talent, the Compensation Committee is mindful of the reluctance that certain persons may have to work for RAI or its operating subsidiaries given the decline in the social acceptability of smoking and the controversial nature of the tobacco industry.

Each named executive officer is eligible to receive an annual cash incentive, with his or her target incentive expressed as a percentage of base salary, though an individual’s actual annual incentive received may be higher or lower than the targeted amount, as explained in further detail below. The table below shows each named executive officer’s target annual incentive, and actual annual incentive payout, for 2007, expressed as a percentage of annual base salary:

		Actual Incentive
	Target Incentive as %	Payout as
Executive	of Base Salary(1)	% of Base Salary(1)

Susan M. Ivey	125%	126.2%
Dianne M. Neal	75%	75.7%
Daniel M. Delen	85%	86.6%
Jeffrey A. Eckmann	75%	75.7%
Tommy J. Payne	65%	65.6%

(1)	The dollar amount of the 2007 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

A named executive officer’s actual cash bonus is equal to the product of his or her:

•	target bonus percentage,

•	annual base salary, and

•	a score based upon the performance of RAI and/or one or more RAI operating subsidiaries against designated performance metrics.

Generally, eligible employees receive cash bonuses pursuant to our Annual Incentive Award Plan, referred to as the AIAP, except that the named executive officers (other than Mr. Payne) do not participate in the AIAP. Instead, in an effort to take advantage of the performance-based exception to the tax deduction limitation of

Section 162(m) of the Code, the Compensation Committee denominated the cash bonus opportunity of the named executive officers (other than Mr. Payne) in the form of performance units granted under the LTIP. The performance metrics used to determine benefits under the AIAP are the same as the performance metrics used to determine the value of such performance units. For 2007, Mr. Payne’s compensation did not exceed the tax deduction limit set forth in Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about taxes and structuring executive compensation.

2007 Annual Incentives

The Compensation Committee approves the selection of performance metrics that are believed to have a positive correlation with shareholder returns. For 2007, the performance metrics, applicable to employees of RAI and RJR Tobacco, used to determine the score for purposes of the annual cash bonus calculation consisted of the following components:

Performance Metric	RAI Employees	RJR Tobacco Employees

RAI Net Income	✓	—
RJR Tobacco Operating Income	—	✓
Camel Market Share	✓	✓
Kool Market Share	✓	✓
Pall Mall Box Market Share	✓	✓
RJR Tobacco Total Market Share	✓	✓
Conwood Moist Snuff Market Share	✓	—
Natural American Spirit Shipment Volume	✓	—

The selection of RAI net income and RJR Tobacco operating income brings a heightened focus to creating shareholder value as such measures help to drive RAI’s stock price. Such measures also have a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 75% of RAI’s net income to shareholders in the form of dividends. Moreover, RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the United States has been declining and is expected to continue to decline. As a result, increasing RJR Tobacco’s market share is a key factor to RJR Tobacco’s, and thus RAI’s, future success. The market share component applicable to the 2007 annual bonus reflects the importance of the successful execution of RJR Tobacco’s current brand portfolio strategy, a strategy designed to reverse the recent trend of declining market share of RJR Tobacco’s brands.

At the beginning of 2007, RJR Tobacco further refined its brand portfolio strategy. Pursuant to that strategy, the Camel and Kool brands have been categorized as growth brands, and will continue to be managed for long-term growth and profit. The Pall Mall brand, which had been categorized as a selective support brand under the former strategy, was elevated to the growth brand category as part of RJR Tobacco’s new brand portfolio strategy. Prior to 2007, metrics relating to the performance of Conwood and Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, had not been included as factors in the determination of the annual incentives for the named executive officers. (The term Conwood refers collectively to Conwood Company LLC and its affiliated companies, all of which are engaged in the smokeless tobacco business and were acquired by RAI in 2006.) The Compensation Committee believed that it was appropriate to add these metrics for employees of RAI (including Mmes. Ivey and Neal, and Messrs. Eckmann and Payne, all of whom are employed by RAI) given that Conwood is the only operating subsidiary of RAI, other than RJR Tobacco, that is separately reportable for financial statement purposes, and because of the significance Natural American Spirit, a brand sold by Santa Fe and referred to as NAS, has in connection with RAI’s strategy of promoting premium tobacco brands.

The table below provides, with respect to the 2007 annual cash bonuses, the performance metrics used to calculate the score for these bonus payments, the weights assigned to each metric in the calculation, the final score for each metric and the overall bonus score:

					Final (Weighted/Adjusted)
	Performance Metric Weighting (%)				Score (%)
	RAI	RJR Tobacco	Score (%)		RAI	RJR Tobacco
Performance Metric(1)	Employees(2)	Employees(3)	Initial(4)	Adjusted(5)	Employees	Employees

RAI Net Income	50	—	146.4	146.6	73.3	—
RJR Tobacco Operating Income	—	50	165.8	157.6	—	78.8
Camel Market Share	15	20	65.0	67.5	10.1	13.5
Kool Market Share	10	15	0	0	0	0
Pall Mall Box Market Share	5	7.5	43.8	43.8	2.2	3.3
RJR Tobacco Total Market Share	5	7.5	20.0	83.3	4.2	6.2
Conwood Moist Snuff Market Share	10	—	57.0	80.5	8.1	—
NAS Shipment Volume	5	—	60.8	60.8	3.0	—

					100.9	101.8	Overall Score

(1)	Each metric in the above table has a minimum, target and maximum score associated with it. If the minimum score relating to a particular metric is not met, then such metric is assigned a score of zero in determining the overall bonus score. The maximum score that can be assigned to any metric is two times the target. An initial score is assigned to each metric based upon actual performance for the year. In calculating the score for any performance metric, the Compensation Committee may consider unanticipated, unusual or material events that have affected such metric; see note 5 below for a discussion of the adjustments made to the 2007 performance metrics. The adjusted score for each metric is then multiplied by its applicable percentage weighting; the resulting product yields a final score for the particular metric, which is then added to all other final metric scores (calculated in the same fashion), resulting in an overall score. As noted above, a named executive officer’s annual cash bonus is equal to the product of such overall score, the named executive officer’s base salary and the named executive officer’s target bonus percentage.

(2)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RAI employees, including the named executive officers employed by RAI — Mmes. Ivey and Neal, and Messrs. Eckmann and Payne.

(3)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RJR Tobacco employees, including Mr. Delen, the only named executive officer employed by RJR Tobacco.

(4)	The scores reflected in this column are before the effect of certain adjustments approved by the Compensation Committee, as described in more detail in note 5 below.

(5)	As described in this footnote, the Compensation Committee made adjustments, consistent with the manner in which the targets were established, in calculating the score for certain performance metrics. In calculating the adjusted scores for RAI net income and RJR Tobacco operating income as shown in this column, the Compensation Committee excluded the impact of a pre-tax, non-cash trademark impairment charge recorded by RJR Tobacco in the fourth quarter of 2007 relating to the Winston brand. In addition, the Compensation Committee excluded, in determining the adjusted score for RAI net income, the impact of a pre-tax, non-cash trademark impairment charge recorded by Conwood in the fourth quarter of 2007 relating to certain of its loose leaf and little cigar brands. Further, the effect of net gains on pension plan investments, and expenses associated with the implementation of operational efficiency programs, were excluded from the determination of the adjusted score for both RAI net income and RJR Tobacco operating income. The adjusted score for RAI net income also excludes the charges related to RAI’s 2007 debt refinancing and costs associated with the December 2007 termination of the R. J. Reynolds-Gallaher International Sarl joint venture. Finally, the market share targets in this column were adjusted (a) to reflect changes made by Information Resources Inc./Capstone Research, Inc. during 2007 to the methodology that such third-party firm uses in calculating the relative market share of participants in the tobacco industry and (b) in recognition of RJR Tobacco’s increased focus on its growth and support brands.

For 2007, the RAI net income target was $1.289 billion, and the RJR Tobacco operating income target was $1.845 billion. The preceding table does not include the actual market share targets or the NAS shipment volume target, given the competitively sensitive nature of that information. The 2007 market share target for each of the specific brands listed in the table, and the 2007 NAS shipment volume target, represented an increase in the actual market share or shipment volume, as the case may be, achieved by each listed brand in 2006. The Compensation Committee established the target for each performance metric after considering the past performance of RAI and its operating subsidiaries and management’s 2007 business plan. In addition, the Compensation Committee established each target based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target. The Committee believes that the foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable individual effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

RJR Tobacco’s brands, collectively, have experienced declining market share for several years. Although RJR Tobacco’s brand portfolio strategy is designed ultimately to reverse such decline and result in share growth for the company’s collection of brands, such growth is not expected to occur in the short term. Rather, management of RJR Tobacco anticipates that the total market share of RJR Tobacco’s cigarette brands will continue to decline, but that the rate of decline will decrease, and that eventually gains on RJR Tobacco’s growth brands will more than offset declines among its other brands. As a result, the RJR Tobacco total market share target for 2007 represented a decline from the actual 2006 market share. RJR Tobacco’s total market share target for 2007, however, reflected a rate of market share decline from the actual 2006 market share that was less than the rate of actual market share decline experienced by RJR Tobacco’s brands from 2005 to 2006.

2008 Annual Incentives

The Compensation Committee, at its February 2008 meeting, approved the performance metrics, and the weight for each metric, to be used in calculating the score for the 2008 annual cash bonus payments to all employees, including the named executive officers, as shown in the table below:

	Performance Metric
	Weighting (%)
	RAI	RJR Tobacco
Performance Metric	Employees	Employees

RAI Net Income	60	—
RJR Tobacco Operating Income	—	50
Market Share:
RJR Tobacco Growth Brands(1)	15	35
Total Moist Snuff	5	—
RJR Tobacco	—	7.5
Shipment Volume:
NAS(2)	10	—
Smokeless Tobacco Products(3)	10	7.5

(1)	For RAI employees, this metric is based on market share targets for all of RJR Tobacco’s growth brands, collectively, and, for RJR employees, this metric is based on market share targets for each individual RJR Tobacco growth brand. RJR Tobacco’s growth brands are Camel, Kool and Pall Mall.

(2)	With respect to this performance metric, a 5% weighting will be given to both domestic and international NAS shipment volume.

(3)	This item refers collectively to one or more separate performance metrics relating to products within the smokeless tobacco category.

The Committee approved the performance metrics based upon a consideration of the 2008 business plan and the past performance of RAI and its operating subsidiaries. As noted in the above table, with respect to

RAI employee participants in the 2008 annual incentive program, the Committee elected to place, consistent with RAI’s role as a holding company, more weighting on the financial metric of RAI net income than on the market share or volume metrics of RAI’s operating companies. The Compensation Committee had used a different approach in 2007 for RAI employee participants in the annual incentive program, placing equal weighting on RAI financial metrics and operating company metrics. The specific market share and shipment volume targets for the performance metrics listed in the preceding table have not been disclosed because management believes that disclosure of such information would result in competitive harm to RAI and its operating subsidiaries; each of these 2008 targets, though, represents an increase over the actual market share or shipment volume for 2007. The RAI net income target for 2008 was established within the range of EPS guidance publicly announced by RAI in February 2008. At such time, RAI forecasted mid-single digit EPS growth for 2008. The RJR Tobacco operating income target for 2008 would support RAI obtaining its forecasted 2008 EPS growth. The Compensation Committee established all of the 2008 annual incentive targets, shown in the above table, based on the same philosophy it used in establishing the 2007 annual incentive targets described above — that the likelihood of exceeding the targets is the same as the likelihood of not reaching the targets. The Committee believes that the targets have been set at levels to motivate management to achieve financial and operating results that are expected to enhance shareholder value.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. We do provide, however, to each named executive officer, other than Mr. Delen, and to a group of approximately 35 other executives, an annual supplemental cash payment in lieu of participating in our former perquisites program, as described in more detail in footnote 9 to the Summary Compensation Table below. These supplemental cash payments are not taken into account in calculating benefits under any of our plans, including our defined contribution and defined benefit plans. With the exception of certain grandfathered executives, including the named executive officers other than Mr. Delen, RAI ceased providing such annual supplemental payments in 2004 (RAI instead provides non-grandfathered executives such as Mr. Delen with an annual financial planning allowance of $6,000). To remain competitive in the market, we also provide our named executive officers and other executives with the following other benefits: personal excess liability insurance of up to $10 million; an annual physical exam; a tax gross-up relating to the foregoing insurance benefit and physical exam; and reimbursement of up to $30,000 for the cost of joining a country club.

Long-Term Incentive Compensation

The Compensation Committee believes that an executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. Although the performance of RAI and its operating subsidiaries over a one-year period helps drive shareholder returns, the Compensation Committee also believes that an overemphasis on short-term results ultimately will impair shareholder value. As a result, the Compensation Committee’s practice has been to award LTIP grants the value of which is dependent upon RAI’s performance over a three-year period, a measurement period commonly used by peer group companies. Consistent with the philosophy of allocating a significant portion of an executive’s total compensation to variable or performance-based compensation, the grant date value of LTIP grants to named executive officers is targeted to be at the mid-point between the 50th and 75th percentiles of the peer group. As discussed in greater detail below, beginning with the 2007 LTIP grant, a portion of each participant’s target LTIP award is subject to increase or decrease based upon RAI’s AIAP score for the preceding year.

In 2007, the Compensation Committee determined that for RAI to remain within the targeted 50th and 75th percentiles of the peer group with respect to LTIP awards, the amount of the annual LTIP award for certain positions should be adjusted (in one case upward, and in other cases downward). For some positions, this adjustment was made in part with the 2007 LTIP grant, with the balance of such adjustment reflected in the 2008 LTIP grant. The table below provides for each named executive officer the targeted grant date value of the annual LTIP award, expressed as a multiple of annual base salary (but before any adjustment to the multiple, as discussed below, for prior year AIAP performance), for 2006, 2007 and 2008. For each person whose LTIP multiple has decreased, RAI provided on March 31, 2007, and will provide on March 31, 2008, a cash payment in an amount equal to 25% of his or her annual base salary.

LTIP Target as Multiple
of Base Salary
Executive	2006	2007	2008

Susan M. Ivey	5X	6X	6X
Dianne M. Neal(1)	3X	2.75X	—
Daniel M. Delen(2)	—	3X	3X
Jeffrey A. Eckmann(3)	3X	2.75X	2.5X
Tommy J. Payne	2.5X	2.25X	2X

(1)	Ms. Neal will not receive any LTIP grants in 2008. She is eligible to receive on March 31, 2008, the supplemental cash payment described in the sentence immediately preceding this table. See “Other Compensation Policies — Special Incentives” below for a discussion of the agreement she entered into with RAI in connection with her retirement.

(2)	Mr. Delen joined RJR Tobacco effective January 1, 2007, and he received his first LTIP grant on that date; he is not eligible to receive the supplemental cash payment described above.

(3)	The Board approved an LTIP grant to Mr. Eckmann in 2008. See “— 2008 LTIP Grants” below for more information about that grant. Mr. Eckmann is eligible to receive on March 31, 2008, the supplemental cash payment mentioned above.

Generally, in February of each year, the Compensation Committee, at its first regularly scheduled meeting of the year, approves a broad-based LTIP grant to key employees, and recommends to the Board for approval an LTIP grant to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel. The actual grant date of the LTIP awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of the Company’s Annual Report on Form 10-K, for the prior year. In addition to the regular annual LTIP grants, the Compensation Committee, depending upon the particular circumstances (such as the hiring or promotion of an executive officer, or as a retention device), may approve or recommend to the Board for approval, as the case may be, a supplemental LTIP grant outside of the normal annual grant cycle. See “Other Compensation Policies — Special Incentives” below for a discussion of the LTIP grant made to Mr. Delen in 2007 upon his joining RJR Tobacco.

2007 and Pre-2007 LTIP Grants

At its February 2007 meeting, the Board, based upon the Compensation Committee’s recommendation, approved LTIP grants, effective March 6, 2007, to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and RAI Group President. The Compensation Committee approved LTIP grants, also effective March 6, 2007, to a group of approximately 450 employees of RAI and its operating subsidiaries, including Mr. Payne. Of the total 2007 LTIP grant to each named executive officer, approximately 70% was in the form of performance units and approximately 30% was in the form of restricted common stock. In determining the aggregate size of the LTIP grant approved in February 2007, the Compensation Committee decided that the overall 2006 AIAP score should be taken into account. Given that the overall AIAP score for 2006 was greater than 124%, the Compensation Committee elected to increase by 10% the number of shares of restricted stock that otherwise would have been granted to participants in connection with the 2007 LTIP grant. Similarly, the Committee has determined to increase the restricted stock portion of each year’s LTIP grant by 10% if the AIAP score for the immediately preceding year is greater than 124%. The Committee intends to decrease the restricted stock portion of each year’s LTIP grant by 10% if the AIAP score is less than 75%. No adjustment will be made to the restricted stock component of the annual LTIP grant if the AIAP score for the immediately preceding year is equal to or greater than 75% and equal to or less than 124%.

The Compensation Committee believes that the 2007 LTIP awards, the grant date value of which was weighted more heavily toward performance units than restricted stock, provides an even stronger link between each executive’s long-term compensation and RAI’s overall performance, than the 2006 LTIP awards, the grant date value of which was split equally between performance units and restricted stock. The vesting of both the performance unit and restricted stock awards approved in February 2007 is conditioned upon the payment over a three-year period of a minimum quarterly dividend of $.75 per share (the amount of the quarterly dividend declared by the Board at its February 6, 2007 meeting). The performance units generally will vest on December 31, 2009, and the shares of restricted stock generally will vest on March 6, 2010, subject, in the case of each such LTIP award, to the satisfaction of the foregoing vesting condition, unless the agreements evidencing the awards otherwise are modified. The value of each share of restricted stock will be equal to the fair market value of RAI common stock on the vesting date.

The performance metric used to value the performance unit grants approved in February 2007 will be RAI’s EPS for 2009. The Committee believes that the selection of an EPS target several years in the future will motivate executives to focus on RAI’s long-term results to an even greater extent than the use of an average annual performance metric, a metric which had been used for the performance units granted by RAI in 2006. Upon normal scheduled vesting, each grantee will receive a cash payment equal to the product of $1.00 and the number of vested units. The number of vested units will be equal to the number of original performance units granted multiplied by 0% to 200% based on RAI’s actual 2009 EPS compared with certain goals. The Compensation Committee approved the targeted 2009 EPS goal (and the targeted 2010 EPS goal applicable to the three-year performance units granted in 2008, described below under “— 2008 LTIP Grants”) based upon consideration of RAI’s five-year operating and strategic plan. As with the annual incentive targets described above, under “Annual Compensation — Annual Incentives,” the targeted EPS goals are established based upon the belief that there is an equal likelihood of RAI’s actual EPS exceeding the targeted goal as there is of RAI’s actual EPS not reaching the targeted goal. An additional adjustment will be made to the number of vested units up to +/- 10%, subject to the 200% cap, based on RAI’s total shareholder return, referred to as TSR, over the three-year period ending December 31, 2009, compared with the TSR of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group and UST Inc. TSR is a measurement of a shareholder’s return on investment that includes both stock price appreciation and dividends paid (which are assumed to be reinvested in the issuer’s stock).

During 2007, each of the named executive officers, other than Mr. Delen, vested in LTIP grants that had been made before 2007. One such grant consisted of three-year performance units granted on March 2, 2005, the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $.475 per share (adjusted to reflect RAI’s 2006 two-for-one stock split) during the three-year period ended December 31, 2007. This vesting condition was satisfied, and the performance units were settled in cash during the first quarter of 2008. The value of these performance units was determined based upon the average annual AIAP score for 2005, 2006 and 2007 for RAI employee participants, or a score of 135.87%, based on AIAP scores in those years of 150%, 156.7% and 100.9%, respectively. For more information on the payments in settlement of these three-year performance units, see footnote 7 to the Summary Compensation Table below. In addition, in August 2007, each of the named executive officers, other than Mr. Delen, vested in the final installment of a performance share award which had been granted on August 31, 2004, the vesting of which also had been subject to the payment of a minimum quarterly dividend of $.475 per share. The value of each such performance share that vested in 2007 was equal to the closing price of RAI common stock on the vesting date. For more information regarding these performance shares, see the 2007 Option Exercises and Stock Vested table below.

2008 LTIP Grants

The Compensation Committee, at its February 2008 meeting, approved LTIP grants, effective March 6, 2008, to a group of approximately 450 employees of RAI and its operating subsidiaries, including Mr. Payne. The Board, upon the Compensation Committee’s recommendation, approved LTIP grants, also effective March 6, 2008, to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and RAI Group President. As described below, these LTIP grants consisted of performance units and shares of restricted RAI common stock. Although Mr. Eckmann will retire in the second quarter of 2008, it is RAI’s general policy to make LTIP grants to an otherwise eligible employee in connection with RAI’s regular, annual broad-based grants, even if the employee has already announced his or her intention to retire on a date certain. In the absence of this policy, it is believed that an employee who was contemplating retirement in the short-term would be inclined to postpone announcing his or her retirement until after the LTIP grant date, thus depriving RAI or its subsidiary of valuable time to locate a successor and plan a smooth transition. The Board also believed it was appropriate to include Mr. Eckmann in the pool of LTIP grantees for the 2008 grant due to the significant contributions he has made to RAI, especially during the period since the Fall of 2006, when Mr. Eckmann agreed to defer his planned retirement. In his role as RAI Group President, he played a critical role in devising the long-term business strategies of RAI’s operating subsidiaries, the same strategies that will impact the value of the performance units. Mr. Eckmann also was instrumental to the successful integration of Conwood into RAI’s corporate structure. (Pursuant to his employment offer letter with RAI, described below under “Severance Benefits — Severance Agreements,” Mr. Eckmann will vest, upon his termination of employment other than for cause, in his outstanding LTIP awards (other than one-year performance units), subject to the other terms governing such LTIP awards.

Similar to the 2007 LTIP grant, approximately 70% of each named executive officer’s total 2008 LTIP grant was in the form of performance units and approximately 30% was in the form of restricted common stock. Based upon the overall AIAP score for 2007, as reflected in the table under “Annual Incentives — 2007 Annual Incentives” above, RAI made no adjustment to the restricted stock portion of the March 2008 LTIP grant. The vesting of both the performance unit and restricted stock awards approved in February 2008 is conditioned upon the payment of a minimum dividend of $.85 per share (the amount of the quarterly dividend declared by the Board at its February 5, 2008 meeting), except that the Board retains the discretion, with respect to LTIP awards granted to persons who are not “covered employees” within the meaning of Section 162(m) of the Code, to waive that condition. Subject to the foregoing, the performance units generally will vest on December 31, 2010, and the shares of restricted stock generally will vest on March 6, 2011. The value of the performance units will be determined in the same fashion as the value of the performance units granted in March 2007, as described above, except that the performance metric applicable to the performance units granted in March 2008 will be RAI’s EPS for 2010, and the TSR adjustment will be based on the three-year period ending December 31, 2010.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. The Compensation Committee believes that providing these benefits in appropriate circumstances is necessary for RAI to remain competitive in the marketplace for executive talent. Given the senior positions they hold in the organization and the limited number of similar positions available in the market, senior executives are more likely than other employees in the organization to encounter difficulties in finding comparable employment following the end of their employ with RAI or its subsidiaries. The severance benefits offered to these executives are designed to provide them, following certain terminations of employment, with a level of economic security that would be sufficient for them to find comparable employment elsewhere.

Severance Agreements

RAI has entered into a standard form of severance agreement, referred to as the severance agreement, with each of Mmes. Ivey and Neal, and Messrs. Eckmann and Payne. Ms. Neal is not entitled to any severance benefits in connection with her retirement as RAI’s Executive Vice President and Chief Financial Officer, effective December 31, 2007. See “Other Compensation Policies — Special Incentives” below for a description of the benefits offered to Ms. Neal in consideration for her remaining employed with RAI on an interim basis after her retirement as Chief Financial Officer. Mr. Delen is not a party to the severance agreement, but instead participates in RAI’s Executive Severance Plan, the terms of which are described below under “— Executive Severance Plan.”

Under the terms of the severance agreement, upon an executive’s qualifying termination, namely, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive (1) in the case of Ms. Ivey, three years base salary plus target bonus, and benefit continuation for three years, and (2) in the case of Ms. Neal and Messrs. Eckmann and Payne, two years base salary plus target bonus, and benefit continuation for three years. Currently, the base salary and target bonus amounts under the severance agreement are payable in monthly installments over a three-year period. In the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, modified the severance agreement to provide that the base salary and target bonus amounts payable thereunder for qualifying terminations occurring after December 31, 2009, will be made in a lump sum, instead of in installments. Also, in the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, approved certain amendments to the severance agreement so that the severance agreement would comply with newly adopted regulations under the Code. In the absence of an amendment to an executive’s severance agreement, such as the amendment described below which RAI has entered into with Mr. Eckmann, no executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Mmes. Ivey and Neal, and Messrs. Eckmann and Payne also is entitled to certain benefits upon a change of control of RAI. The benefits potentially payable in connection with a change of control event are designed to motivate senior management to advise the Board about a potential transaction in the best interests of shareholders in general, rather than being unduly influenced or distracted by personal considerations, such as the fear of job loss due to the transaction. See the Potential Payments Upon Termination of Employment and/or a Change of Control table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Under the terms of his employment offer letter entered into with RAI in connection with the Business Combination, as such letter has been amended, Mr. Eckmann will receive certain payments upon his termination of employment other than for cause, given that he remained employed with RAI through August 31, 2006. Specifically, Mr. Eckmann will, upon his termination of employment other than for cause, be entitled to receive the payments and benefits set forth in the severance agreement, and vest fully in any outstanding grants made under the LTIP, other than any outstanding one-year performance units granted under the LTIP.

Executive Severance Plan

In 2006, the Compensation Committee, with the assistance of Hewitt and RAI’s outside counsel, undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Mr. Delen, who joined RJR Tobacco effective January 1, 2007, participates in the ESP and is not a party to a severance agreement. Mr. Delen is the only named executive officer who participates in the ESP.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both the severance agreement and the ESP serve the same objectives, the Committee believes that the ESP is more consistent with currently prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the Plan (including Mr. Delen) is entitled to receive an amount equal to one and one-half times his or her base salary and target bonus, generally payable in 18 monthly installments, plus benefit continuation for 18 months. Prior to the adoption of the ESP, an executive officer at Mr. Delen’s job level would have been entitled under a severance agreement to a payment in an amount equal to two times his base salary and target bonus, and benefit continuation for three years. The ESP provides that upon certain qualifying terminations in connection with a change in control, a participant at Mr. Delen’s job level would be entitled to receive an amount equal to two times base salary and target bonus (like the provisions of a severance agreement), generally payable in 24 monthly installments, and benefit continuation for two years (instead of benefit continuation for three years, as under a severance agreement). In the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, approved certain amendments to the ESP so that the ESP would comply with newly adopted regulations under the Code. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control table below, and related footnotes.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided that the employee retires at age 55 or older with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey and Mr. Eckmann, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 9 to the Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Ms. Ivey and Mr. Eckmann also participate in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey, Mr. Eckmann and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Special Incentives

In certain circumstances, the Compensation Committee may provide a key executive with compensation elements in addition to, or different than, those described above in this Compensation Discussion and Analysis. For example, special compensation may be offered to attract an executive to join RAI or to retain the services of an existing executive. The Compensation Committee believes that the flexibility to structure compensation arrangements to address individual situations is necessary, because a one-size fits all approach to executive compensation is neither practical nor desirable.

To induce Mr. Delen to join RJR Tobacco and to compensate him for the benefits that he forfeited from his previous employer by joining RJR Tobacco, RAI made a special LTIP grant to him coincident with his appointment as President of RJR Tobacco on January 1, 2007. The terms of that grant are described in footnote 4 to the 2007 Grants of Plan-Based Awards table below. The terms of Mr. Delen’s March 2007 LTIP grant, made as part of RAI’s regular annual LTIP grant to key employees, are described under “Long-Term Incentive Compensation” above. RAI also provided Mr. Delen a sign-on bonus of $125,000 in connection with his appointment as President of RJR Tobacco.

In accordance with our December 2007 announcement, Ms. Neal retired as RAI’s Executive Vice President and Chief Financial Officer effective December 31, 2007. Since January 1, 2008, Ms. Neal has remained employed with RAI on a transition basis, and has continued to earn the same base salary, and to participate in the same employee benefit programs, as she did immediately prior to such date. The Compensation Committee believed that it would be in the interest of RAI for Ms. Neal to remain an employee of RAI for an interim period following her resignation as Chief Financial Officer to assist her successor and aid in a smooth transition of her responsibilities. In consideration for Ms. Neal agreeing to remain employed with RAI for this interim period, and agreeing to comply with non-compete and confidentiality covenants, RAI’s Board, upon the Compensation Committee’s recommendation, approved the payment to Ms. Neal of a $180,000 retention bonus, provided she remains employed with RAI through March 31, 2008. Also, subject to Ms. Neal remaining employed through March 31, 2008, and complying with the other terms of the above mentioned covenants, RAI’s Board agreed to treat Ms. Neal’s resignation as a retirement solely for purposes of the LTIP, thus entitling her to vest in a pro rata portion of her LTIP awards that remain outstanding on the last day of her employment. The terms and conditions that otherwise apply to these awards will remain in effect, except that as a result of an amendment approved by RAI’s Board, the performance units granted to Ms. Neal in March 2007 will be paid on a pro rata basis to Ms. Neal as soon as practicable after her employment termination date based upon the initial value of these performance units. In the absence of the amendment, these performance units would have been paid in early 2010 based upon RAI’s 2009 EPS. The value of Ms. Neal’s other outstanding performance units awarded under the LTIP, which were granted in March 2006, generally will be determined and paid only after the conclusion of the three-year performance period ending on December 31, 2008. Ms. Neal will receive no severance or salary continuation payments in connection with her retirement.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines.”) Pursuant to the current stock ownership guidelines for the named executive officers, which became effective as of January 1, 2006, each executive is expected to own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary as follows — three times annual base salary for Ms. Ivey, two and one-half times annual base salary for Ms. Neal and Messrs. Eckmann and Delen, and two times annual base salary for Mr. Payne. Any stock options or unvested shares of restricted stock held by a named executive officer are not counted toward satisfaction of the stock ownership guidelines. Pursuant to amendments to the Compensation Committee’s charter, which the Board approved in November 2007, the Compensation Committee now is responsible for approving any amendments to the executive stock ownership guidelines. The Committee periodically reviews each executive’s progress towards satisfying the stock ownership guidelines. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. The deduction limit does not apply to compensation that satisfies Section 162(m)’s requirements for performance-based compensation. The Committee has structured certain components of RAI’s executive compensation program (for example, the one-year performance units granted to certain named executive officers under the LTIP in lieu of their participation in the AIAP, the three-year performance units the value of which is based upon RAI’s future EPS, as well as the restricted stock grants) in an effort to satisfy this performance-based exception. Although the Committee plans to continue taking actions intended to limit the impact of Section 162(m), the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation occasionally may result in some compensation that is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Joseph P. Viviano (Chair)
Betsy S. Atkins
John T. Chain, Jr.
H.G.L. (Hugo) Powell
John J. Zillmer

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(1)	Year	($)	($)		($)(6)	($)(7)	($)(8)	($)(9)	($)

Susan M. Ivey	2007	1,190,350	0		3,114,421	4,243,000	688,848	231,241	9,467,860
Chairman of the Board, Chief Executive Officer and President	2006	1,135,000	0		3,604,102	2,223,000	1,000,923	206,897	8,169,922
Dianne M. Neal	2007	553,250	0		926,711	1,340,325	120,231	341,593	3,282,110
Executive Vice President and Chief Financial Officer(2)	2006	532,675	0		1,155,807	631,000	357,827	180,180	2,857,489
Daniel M. Delen	2007	760,000	125,000	(4)	1,743,949	658,000	0	212,532	3,499,481
President and Chief Executive Officer, RJR Tobacco(3)
Jeffrey A. Eckmann	2007	629,250	0		985,602	1,401,325	887,663	269,821	4,173,661
RAI Group	2006	512,675	125,000	(5)	1,755,463	705,000	1,681,259	189,861	4,969,258
President
Tommy J. Payne	2007	383,725	0		493,984	730,064	43,139	227,425	1,878,337
Executive Vice President – Public Affairs	2006	369,475	0		615,402	379,308	151,779	126,623	1,642,587

(1)	All of the named executive officers, other than Mr. Delen who is employed by RJR Tobacco, are employed by RAI.

(2)	Ms. Neal retired as RAI’s Executive Vice President and Chief Financial Officer on December 31, 2007. Since that date, she has remained employed with RAI on a transition basis, earning the same base salary and participating in the same employee benefit programs as she did immediately prior to January 1, 2008. Her transitional employment is expected to end on March 31, 2008. See “Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives” above for information regarding the agreement Ms. Neal and RAI entered into in connection with her retirement.

(3)	Mr. Delen joined RJR Tobacco on January 1, 2007.

(4)	This amount represents a sign-on bonus paid to Mr. Delen in connection with his joining RJR Tobacco as President, effective January 1, 2007.

(5)	This amount represents a retention bonus paid to Mr. Eckmann, in October 2006, in consideration for his agreeing to extend his projected employment termination date through at least April 2008. In February 2008, RAI announced that Mr. Eckmann will retire effective May 1, 2008.

(6)	The amounts shown in this column represent the amount of compensation expense RAI recorded in its financial statements (pursuant to FAS 123(R)), with respect to each year shown, for the stock-based LTIP awards that have been made to each named executive officer during such year and (for the named executive officers other than Mr. Delen) in previous years. The assumptions upon which these amounts are based are set forth in note 16 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 27, 2008. The amounts shown in this column do not equal the actual value that any named executive officer received during either year shown with respect to his or her LTIP awards. For the value that the named executive officers actually received in 2007 in connection with the vesting of certain performance shares, see the 2007 Option Exercises and Stock Vested table below. None of the named executive officers vested in any shares of restricted stock during 2007. Subject otherwise to the terms of the grant documentation and of any person’s employment agreement, any outstanding, unvested performance shares and restricted RAl common stock held by the named executive officers will be cancelled if the minimum dividend condition is not satisfied, unless the condition is waived by the Board. If any named executive officer does vest in his or her outstanding, unvested performance shares or restricted RAI common stock, then the actual value such officer will receive upon vesting may differ significantly from the amounts shown in this column.

The value of dividends or dividend equivalents on executives’ LTIP awards is not included in this table. The dividend equivalents charged to expense during 2007 and 2006 with respect to the executives’ performance shares were as follows:

Name	2007 ($)	2006 ($)

Ms. Ivey	171,482	211,991
Ms. Neal	57,873	71,554
Mr. Delen	111,440	—
Mr. Eckmann	57,873	71,554
Mr. Payne	30,024	37,118

(7)	The amounts in this column for 2007 were paid in the first quarter of 2008 and represent (a) annual incentive payments with respect to 2007 performance (payments upon vesting of one-year performance units in the case of the named executive officers other than Mr. Payne, and payment in connection with participation in the AIAP in the case of Mr. Payne) and (b) the cash settlement of performance units granted on March 2, 2005, to each named executive officer (other than Mr. Delen who joined RJR Tobacco in 2007), with the units’ value based on the average AIAP scores for the three-year period ended December 31, 2007. The amount of each of the foregoing payments made to each named executive officer is shown below:

	2007 Annual	Performance
Name	Incentives ($)	Units ($)

Ms. Ivey	1,525,000	2,718,000
Ms. Neal	423,000	917,325
Mr. Delen	658,000	—
Mr. Eckmann	484,000	917,325
Mr. Payne	254,142	475,922

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above, and for further information regarding the one-year performance units in which the annual incentive opportunity for each named executive officer (other than Mr. Payne) was denominated, see footnote 2 to the 2007 Grants of Plan-Based Awards table below. The amounts in this column for 2006 represent annual incentive payments made in the first quarter of 2007 with respect to performance during 2006 (payments upon vesting of one-year performance units in the case of Mmes. Ivey and Neal, and Mr. Eckmann, and payment in connection with participation in the AIAP in the case of Mr. Payne).

(8)	The amounts in this column for each named executive officer represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, from December 31, 2005 to December 31, 2006, with respect to 2006, and from December 31, 2006 to December 31, 2007, with respect to 2007. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2007 Pension Benefits table below.

(9)	The amounts shown in this column for 2007 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes to the 2007 Non-Qualified Deferred Compensation table below), as follows:

	Qualified Plan	Non-Qualified Plan
	Contribution	Credit
Name	($)	($)

Ms. Ivey	4,912	96,725
Ms. Neal	22,499	95,925
Mr. Delen	20,249	48,150
Mr. Eckmann	6,750	33,277
Mr. Payne	22,499	53,803

(b)	the perquisites described below:

•	a payment of $79,000 to Ms. Ivey, a payment of $70,200 to each of Ms. Neal and Mr. Eckmann and a payment of $54,300 to Mr. Payne, in each case in lieu of such person’s participation in RAI’s former executive perquisites program,

•	a payment to Mr. Delen of $6,000, representing a financial planning allowance,

•	the cost of a physical examination in the case of Mmes. Ivey and Neal, and Mr. Payne,

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers (and a related tax gross-up amount), and

•	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Mmes. Ivey and Neal, and Mr. Eckmann or their respective guests, on aircraft owned or leased by RJR Tobacco (with such value, in Ms. Ivey’s case, being $38,331) (the aggregate incremental cost for purposes of the foregoing calculation includes the variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, plus the amount associated with RAI’s lost tax deduction due to the personal usage of the aircraft, but excludes fixed costs, such as labor costs of the aircraft crew and hangar lease payments);

(c)	in the case of Ms. Ivey and Mr. Eckmann, the change in the value of the accrued post-retirement health benefit from December 31, 2006 to December 31, 2007, as follows — Ms. Ivey: $7,123; and Mr. Eckmann: $1,527;

(d)	in the case of Mr. Delen, moving and relocation benefits in the amount of $135,552 in connection with his move from Japan, the location of his prior employment, to RJR Tobacco’s headquarters in North Carolina; and

(e)	in the case of Ms. Neal and Messrs. Eckmann and Payne, an amount designed to compensate them for the reduction in the multiple on which their respective annual LTIP grant is based (as described above under “Compensation Discussion and Analysis — Long-Term Incentive Compensation”) as follows — Ms. Neal: $134,200; Mr. Eckmann: $150,000; and Mr. Payne: $93,100.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2007 under any plan.

2007 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity					Estimated Future Payouts Under Equity
			Incentive Plan Awards					Incentive Plan Awards(5)
												Grant Date
		Board or										Fair Value of
		Committee	Award									Stock and
	Grant	Approval	Amount in		Threshold	Target	Maximum	Threshold	Target		Maximum	Option Awards
Name	Date	Date	Units (#)		($)	($)	($)	(#)	(#)		(#)	($)(6)

Susan M. Ivey	3/6/2007	2/6/2007	0		—	—	—	—	37,770		—	2,247,315
	3/6/2007	2/6/2007	4,767,000	(1)	47,670	4,767,000	9,534,000	—	—		—	—
	2/6/2007	2/6/2007	1,511	(2)	15,110	1,511,000	3,022,000	—	—		—	—

Dianne M. Neal	3/6/2007	2/6/2007	0		—	—	—	—	8,189		—	487,246
	3/6/2007	2/6/2007	1,033,563	(1)	10,336	1,033,563	2,067,126	—	—		—	—
	2/6/2007	2/6/2007	419	(2)	4,190	419,000	838,000	—	—		—	—

Daniel M. Delen	3/6/2007	2/6/2007	0		—	—	—	—	12,645		—	752,378
	3/6/2007	2/6/2007	1,596,000	(1)	15,960	1,596,000	3,192,000	—	—		—	—
	2/6/2007	2/6/2007	646	(2)	6,460	646,000	1,292,000	—	—		—	—
	1/1/2007	11/29/2006	0		—	—	—	—	34,825	(4)	—	2,279,993

Jeffrey A. Eckmann	3/9/2007	3/9/2007	29	(2)	290	29,000	58,000	—	—		—	—
	3/6/2007	2/6/2007	0		—	—	—	—	9,151		—	544,485
	3/6/2007	2/6/2007	1,155,000	(1)	11,550	1,155,000	2,310,000	—	—		—	—
	2/6/2007	2/6/2007	450	(2)	4,500	450,000	900,000	—	—		—	—

Tommy J. Payne	3/6/2007	2/5/2007	0		—	—	—	—	4,647		—	276,497
	2/5/2007	2/5/2007	586,493	(1)(3)	5,865	586,493	1,172,986	—	—		—	—

(1)	These awards represent performance units granted under the LTIP. Upon vesting of the performance units, each grantee will receive a cash payment equal to the product of $1 and the number of vested units. Except with respect to Ms. Neal, as described below, the number of units, if any, that will vest will depend upon RAI’s actual EPS for 2009 compared with certain pre-established EPS goals. If RAI’s actual 2009 EPS were to equal the targeted EPS goal, then each grantee would vest in 100% of his or her performance units (subject to the adjustment described below). If RAI’s actual EPS were to equal or exceed the maximum EPS goal, then each grantee would vest in two times the number of his or her performance units (subject to adjustment). If RAI’s actual 2009 EPS were to be below the pre-established EPS floor, then no grantee would vest in any of his or her performance units. If RAI’s actual 2009 EPS were between the pre-established EPS floor and the maximum EPS goal, then the number of performance units each grantee would vest in would be determined using interpolation. The number of vested performance units, if any, are subject to further adjustment based upon the TSR of RAI over the three-year period ending December 31, 2009, compared with the TSR of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group and UST Inc. as shown in the table below:

RAI TSR Relative to	Adjustment
TSR of	to #
Comparator	of Vested
Companies	Units

Top Third	+10%
Middle Third	0
Bottom Third	−10%

Notwithstanding RAI’s actual 2009 EPS, no grantee will vest in any of his or her performance units, unless RAI pays a quarterly dividend of at least $.75 per share (the amount of the quarterly dividend declared by the Board at its February 6, 2007 meeting) during the three-year period ending December 31, 2009 (unless the Board otherwise modifies the foregoing minimum dividend vesting condition).

In the event of a grantee’s death, permanent disability, and (other than in the case of Mr. Eckmann) retirement or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis, with payment of such units to be made after the performance period. Notwithstanding the foregoing, in the event of a change of control of RAI, any outstanding performance units will vest on a pro rata basis and will be paid as soon as practicable after the change of control. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (1) the number of vested units and (2) the greater of (a) $1.00 and (b) $1.00 multiplied by (i) an amount representing the hypothetical percentage (from 0 to 200%) of RAI’s targeted 2009 EPS goal that would have been met based upon the assumption that RAI’s EPS growth from the grant date through the change of control event continued at the same rate from the change of control event through December 31, 2009, and (ii) an amount determined in accordance with the table set forth in the preceding paragraph based upon RAI’s TSR compared with the TSR of the peer group companies described in that paragraph from the grant date through the change of control event. In the event of a grantee’s voluntary termination of employment (other than in the case of Ms. Neal and Mr. Eckmann) or termination of employment for cause, such grantee’s outstanding performance units will be cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the grantee.

The Board agreed to treat Ms. Neal’s resignation as a retirement for purposes of the LTIP and, therefore, she will vest on a pro rata basis in these performance units. Further, pursuant to a Board approved amendment to her March 6, 2007 performance unit grant, the pro rata vesting of such performance units will be based on the initial $1.00 value of such units, rather than determined in accordance with the provisions described in the first paragraph of this footnote. See “Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives” for more information regarding certain compensation decisions the Board made in connection with Ms. Neal’s resignation. As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann will vest fully in any outstanding LTIP awards (other than any one-year performance units) upon his termination of employment with RAI other than for cause; the payment of these performance units, however, will be made after the completion of the performance period ending December 31, 2009.

(2)	These awards represent performance units, each of which has an initial value of $1,000, granted under the LTIP to Mmes. Ivey and Neal, and Messrs. Delen and Eckmann in lieu of their participation in the AIAP. The ultimate value of such awards is based upon the performance metrics described under “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above. The payment with respect to each executive’s award was made, in accordance with its terms, in the first quarter of 2008. The amounts shown with respect to these awards in the “Threshold,” “Target” and “Maximum” columns represent hypothetical payouts; the actual payments made by RAI relating to these performance units are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(3)	Unlike the other named executive officers, Mr. Payne received his annual incentive benefit for 2007 pursuant to the AIAP, and not in the form of performance units, described in footnote 2, granted to the other named executive officers pursuant to the LTIP. The performance metrics used to determine Mr. Payne’s benefit under the AIAP, however, were the same performance metrics used to determine the value of the performance units granted to the other named executive officers who are employed by RAI. The payment Mr. Payne received under the AIAP, in the first quarter of 2008, with respect to 2007 performance is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. See “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above for further information regarding the annual incentive benefit.

(4)	This award represents performance shares granted on January 1, 2007, pursuant to the LTIP, in connection with Mr. Delen joining RJR Tobacco as President. Of the total award, 11,841 performance shares, or 34%, vested on December 31, 2007, with such vesting having been conditioned on RAI’s payment of a quarterly dividend of at least $.75 per share during 2007; such minimum dividend is equal to the per share amount of the last dividend paid by RAI prior to the grant of the performance shares. The balance of the award is scheduled to vest on December 31, 2008, subject to the payment of the above minimum quarterly dividend through 2008 (unless the Board elects to waive the minimum dividend as a vesting condition). Upon the vesting date of the performance shares, Mr. Delen is entitled to a cash payment in an amount equal to the product of the number of shares vesting and the per share closing price of RAI common stock on the vesting date. Prior to the vesting date of the performance shares, Mr. Delen receives dividend equivalents with respect to the outstanding unvested shares to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI common stock.

(5)	These awards represent shares of restricted RAI common stock awarded under the LTIP. These shares will vest on March 6, 2010, provided RAI pays to its shareholders a quarterly dividend of at least $.75 per share during the three-year period ending on December 31, 2009. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock. Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested restricted stock will immediately vest. Except in the case of Mr. Eckmann, in the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested restricted stock will vest pro rata. In the event of a grantee’s voluntary termination of employment (other than in the case of Ms. Neal and Mr. Eckmann) or termination of employment for cause, such grantee’s outstanding restricted stock will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee. For the reasons described above under “Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives,” the Board agreed to treat Ms. Neal’s resignation as a retirement for purposes of the LTIP, thus entitling her to vest pro rata in her outstanding restricted stock awards. As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann will vest fully in any outstanding LTIP award (other than any one-year performance units) upon his termination of employment with RAI other than for cause.

(6)	The amounts in this column represent (a) for the restricted stock granted on March 6, 2007, the product of $59.50, the closing price of RAI common stock on that date, and the number of shares of such restricted stock awarded to the executive and (b) for the performance shares granted to Mr. Delen on January 1, 2007, the product of $65.47, the closing price of RAI common stock on December 29, 2006, the last trading day prior to the grant date, and 34,825, the number of performance shares granted to him on January 1, 2007.

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2007 for each named executive officer.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Stock Awards
	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Unearned		Market or Payout Value of
	Shares, Units or Other		Unearned Shares, Units or Other Rights
	Rights that have not Vested		that have not Vested
Name	(#)		($)(5)

Susan M. Ivey	37,770	(1)	2,491,309
	53,944	(2)	3,558,146
	42,414	(3)	2,797,627

Dianne M. Neal	8,189	(1)	540,146
	14,828	(2)	978,055
	14,314	(3)	944,151

Daniel M. Delen	12,645	(1)	834,064
	22,984	(4)	1,516,025

Jeffrey A. Eckmann	9,151	(1)	603,600
	13,218	(2)	871,859
	14,314	(3)	944,151

Tommy J. Payne	4,647	(1)	306,516
	8,572	(2)	565,409
	7,426	(3)	489,819

(1)	These amounts represent shares of restricted RAI common stock granted on March 6, 2007, pursuant to the LTIP. The material terms governing such awards are described in footnote 5 to the 2007 Grants of Plan-Based Awards table above.

(2)	These awards represent shares of restricted RAI common stock granted, under the LTIP, on March 6, 2006. These shares will vest on March 6, 2009, provided RAI pays to its shareholders a dividend of at least $.625 per share during the three-year period ending on December 31, 2008. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock. Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

The terms governing these shares of restricted stock with respect to such events as termination of employment and a change of control of RAI are the same as the terms governing the shares of restricted RAI common stock granted on March 6, 2007, which are set forth in the second paragraph of footnote 5 to the 2007 Grants of Plan-Based Awards table above.

(3)	These amounts represent performance shares granted on March 2, 2005, pursuant to the LTIP. The performance shares vested, in accordance with their terms, on March 2, 2008. The vesting of such shares had been subject to the condition (which was satisfied) that RAI pay to its shareholders a quarterly dividend of at least $.475 per share during the three-year period ended December 31, 2007. Such minimum dividend, which was adjusted to reflect RAI’s 2006 two-for-one stock split, is equal to the per share amount of the last dividend paid by RAI prior to the grant of these performance shares. Upon the vesting date of the performance shares, each named executive officer became entitled to a cash payment in an amount equal to the product of the number of shares vested and the per share closing price of RAI common stock on the vesting date. Prior to the vesting of his or her performance shares, each named executive officer received dividends with respect to his or her outstanding unvested shares to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock.

(4)	This amount represents performance shares granted to Mr. Delen on January 1, 2007, pursuant to the LTIP. The material terms governing such award are described in footnote 4 to the 2007 Grants of Plan-Based Awards Table above.

(5)	The amounts shown in this column represent the product of $65.96, the per share closing price of RAI common stock on December 31, 2007, and the number of shares of restricted stock or performance shares, as the case may be, not yet vested and held by the executive on December 31, 2007.

The following table provides information concerning the performance shares which the named executive officers vested in during 2007.

2007 Option Exercises and Stock Vested (1)

	Stock Awards
	Number of Shares Acquired	Value Realized
Name	on Vesting (#)(2)	on Vesting ($)(3)

Susan M. Ivey	23,838	1,576,169
Dianne M. Neal	8,045	531,935
Daniel M. Delen	11,841	781,032
Jeffrey A. Eckmann	8,045	531,935
Tommy J. Payne	4,174	275,985

(1)	None of the named executive officers beneficially owned at any time during 2007 any options to acquire shares of RAI common stock. None of the named executive officers vested in any shares of restricted RAI common stock during 2007.

(2)	The amounts in this column represent the number of performance shares that the named executive officers vested in during 2007. The vesting of the performance shares entitled each named executive officer to receive a cash payment equal to the number of vested shares multiplied by the per share closing price of RAI common stock on the vesting date; no actual shares of RAI common stock were delivered upon the vesting of the performance shares. For all the named executive officers, other than Mr. Delen, the amounts shown in this column represent performance shares that vested on August 31, 2007, with such shares being the final one-third tranche to vest from a grant made on August 31, 2004. The vesting of each tranche had been subject to the condition, which was satisfied, that RAI pay to its shareholders a minimum quarterly dividend of $.475 per share (with that minimum dividend having been adjusted to reflect RAI’s 2006 two-for-one stock split). For Mr. Delen, the amount shown in this column represents performance shares that vested on December 31, 2007, 34% of the total performance share grant made to him effective January 1, 2007, when he joined RJR Tobacco as President. See footnote 3 to the 2007 Grants of Plan-Based Awards table for additional information regarding such grant.

(3)	These amounts represent the cash payments made to the named executive officers upon the vesting of the performance shares as described in the preceding footnote.

Retirement Benefits

The following table sets forth information concerning each plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2007 Pension Benefits (1)

		Number of		Payments
		Years of	Present Value of	During Last
		Credited Service	Accumulated	Fiscal Year
Name	Plan Name	(#)(2)	Benefit ($)(3)	($)

Susan M. Ivey	Reynolds American Retirement Plan(4)	3.335	74,205	0

	Reynolds American Additional Benefits Plan(5)	3.335	1,158,518	0

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	18.100	574,696	0

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(7)	23.100	1,512,053	0

Dianne M. Neal	Reynolds American Retirement Plan(4)	19.359	300,276	0

	Reynolds American Additional Benefits Plan(5)	19.359	1,400,761	0

Daniel M. Delen	—	—	—	—

Jeffrey A. Eckmann	Reynolds American Retirement Plan(4)	3.335	84,528	0

	Reynolds American Additional Benefits Plan(5)	3.335	406,872	0

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	22.300	1,118,962	0

	Supplemental Pension Plan for Executives of Brown and Williamson Tobacco Corporation(7)	24.300	2,214,958	0

	Contractual Benefit(8)	26.500	552,516	0

Tommy J. Payne	Reynolds American Retirement Plan(4)	19.502	337,873	0

	Reynolds American Additional Benefits Plan(5)	19.502	689,786	0

(1)	RAI has maintained two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan, referred to as the PEP, and the non-qualified Additional Benefits Plan, referred to as the ABP — in which all of the named executive officers participate, other than Mr. Delen who is not eligible to participate based upon his hire date. In addition, Ms. Ivey and Mr. Eckmann have accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan.

(2)	The number of years of credited service is shown as of December 31, 2007. Ms. Ivey’s and Mr. Eckmann’s years of credited service for purposes of the PEP and the ABP represent their service with RAI after the Business Combination, and their service for purposes of the Legacy Plan and the B&W Supplemental Plan represent their service with B&W before the Business Combination. In addition, pursuant to contracts incorporated by reference into the B&W Supplemental Plan, Ms. Ivey and Mr. Eckmann were granted 5 and 2 additional years of service credit, respectively, for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan by $1,440,281 for Ms. Ivey and $502,300 for Mr. Eckmann.

(3)	The present value of accumulated benefit is shown as of December 31, 2007. The calculation of the present value of accumulated benefits assumes a discount rate of 6.50% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the 1994 Group Annuity Mortality Table, projected 10 years by Scale AA to 2004, for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2008, as these plans have no special provisions for unreduced benefits. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 60, the age at which unreduced benefits could commence.

The present value of accumulated benefit under the ABP shown in this column has been reduced by the value of benefits under this plan previously waived in connection with an elective funding of a portion of certain named executive officers’ qualified and non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP were reduced to give effect to the fact that non-qualified benefits waived under the ABP would be paid from the retention trust rather than from the ABP. The reductions were in the following amounts — Ms. Neal: $24,939; and Mr. Payne: $193,366. In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $4,843,142 for Ms. Ivey and $2,769,001 for Mr. Eckmann.

(4)	The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

(5)	The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

(6)	The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s and Mr. Eckmann’s service with RAI is not considered pensionable service, but their base rate of pay with RAI is taken into account in determining their pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above. Both Ms. Ivey and Mr. Eckmann are currently eligible for early retirement under the Legacy Plan. Ms. Ivey is eligible for 70% of her full retirement benefit commencing at age 50, and Mr. Eckmann is eligible for 86% of his full retirement benefit, under the Legacy Plan.

(7)	The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan included bonuses and deferred compensation in pensionable salary, included additional service in pensionable service for Ms. Ivey and Mr. Eckmann, and not been subject to the limits on compensation under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. For purposes of this plan, for the period after the Business Combination, a participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

(8)	Pursuant to an agreement between RAI and Mr. Eckmann, Mr. Eckmann is entitled to receive additional benefits in an amount equal to the difference between what he will receive from the PEP, ABP, the Legacy Plan and the B&W Supplemental Plan, as shown in the “Present Value of Accumulated Benefit” column with respect to him, and the amount he would have received under the Legacy Plan and the B&W Supplemental Plan based on his combined service with RAI and B&W. In addition, he will receive a tax gross-up payment related to the taxes on such amount and the amount payable under the B&W Supplemental Plan. The estimated amount of this tax gross-up payment, which is not reflected in the “Present Value of Accumulated Benefit” column, is $894,520.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2007 Non-Qualified Deferred Compensation (1)

				Aggregate
	Executive	Registrant		Withdrawals/
	Contributions	Contributions	Aggregate Earnings	Distributions	Aggregate Balance
Name	in Last FY ($)	in Last FY ($)(2)	in Last FY ($)(3)	($)(4)	at Last FYE ($)(5)

Susan M. Ivey	0	96,725	1,954	98,679	0
Dianne M. Neal	0	95,925	2,839	98,658	2,235
Daniel M. Delen	0	48,150	755	48,905	0
Jeffrey A. Eckmann	0	33,277	951	34,229	0
Tommy J. Payne	0	53,803	2,074	55,220	13,812

(1)	RAI maintains two non-qualified excess benefit plans for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in this table reflects activity under such plans. Pursuant to these non-qualified plans, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans the amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

(2)	The amounts in this column represent the principal amounts credited during 2007 and also are included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	The amounts in this column represent the aggregate interest credited during 2007 on each named executive officer’s account in the non-qualified excess benefit plans.

(4)	These amounts, which were paid to the respective named executive officers during the first quarter of 2008, represent the sum of the principal amounts and interest credited during 2007.

(5)	These amounts represent the balance in each named executive officer’s account in the non-qualified excess benefit plans as of December 31, 2007, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2007. As noted above under “— Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives,” Ms. Neal resigned as RAI’s Executive Vice President and Chief Financial Officer effective December 31, 2007, but remains employed by RAI on an interim basis. Her interim employment is expected to end at the conclusion of the first quarter of 2008. In addition, as RAI announced in February 2008, Mr. Eckmann will retire effective May 1, 2008. Notwithstanding the foregoing, we have, as required by the SEC’s applicable disclosure rules, included in the table below the same type of information regarding payments and benefits under different scenarios for Ms. Neal and Mr. Eckmann as we have provided for the other named executive officers who were serving as such on December 31, 2007.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s annual cash incentive plan whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive an annual cash incentive for such year. As a result, the annual cash incentive for 2007 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2007, would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2007. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2007.

Potential Payments Upon Termination of Employment and/or a Change of Control

					Qualifying	Termination
			Involuntary		Termination	due to
		Voluntary	Termination	Termination	on Change of	Death or		Change of
		Termination	not for Cause	for Cause	Control	Disability		Control
Name	Benefits and Payments	($)	($)(1)	($)(1)	($)(2)(3)	($)		($)(3)(4)

Susan M. Ivey
	Cash Severance(5)	0	8,448,275	0	8,448,275	0		0
	Performance Shares(6)	0	2,639,521	0	2,797,627	2,797,627		2,797,627
	Restricted Stock(6)	0	2,843,799	0	6,049,455	6,049,455		6,049,455
	Performance Units(7)	0	3,840,361	0	4,815,571	3,840,361		4,815,571
	Incremental Pension Benefit(8)	0	3,330,084	0	3,330,084	0	(9)	0
	Insurance Benefits(10)	0	24,195	0	24,195	0		0
	Health-Care Benefits(11)	0	196,187	0	196,187	0		0
	280G Tax Gross-up(12)	0	0	0	11,678,210	0		0
Dianne M. Neal
	Cash Severance(5)	0	2,180,280	0	2,180,280	0		0
	Performance Shares(6)	0	890,856	0	944,151	944,151		944,151
	Restricted Stock(6)	0	742,050	0	1,518,201	1,518,201		1,518,201
	Performance Units(7)	0	963,482	0	1,185,460	963,482		1,185,460
	Incremental Pension Benefit(8)	0	649,413	0	649,413	0		0
	Insurance Benefits(10)	0	56,805	0	56,805	0		0
	Health-Care Benefits(11)	0	89,790	0	89,790	0		0
	280G Tax Gross-up(12)	0	0	0	2,711,625	0		0
Daniel M. Delen
	Cash Severance(5)	0	2,134,344	0	2,837,344	0		0
	Performance Shares(6)	0	365,946	0	1,516,025	1,516,025		1,516,025
	Restricted Stock(6)	0	228,881	0	834,064	834,064		834,064
	Performance Units(7)	0	531,515	0	797,273	531,515		797,273
	Incremental Pension Benefit(8)	0	127,900	0	127,900	0		0
	Insurance Benefits(10)	0	37,980	0	50,640	0		0
	280G Tax Gross-up(12)	0	0	0	2,842,234	0		0
Jeffrey A. Eckmann
	Cash Severance(5)	2,462,566	2,462,566	0	2,462,566	2,462,566		0
	Retention Bonus(13)	0	789,474	0	1,000,000	1,000,000		0
	Performance Shares(6)	944,151	944,151	0	944,151	944,151		944,151
	Restricted Stock(6)	1,475,459	1,475,459	0	1,475,459	1,475,459		1,475,459
	Performance Units(7)	1,983,738	1,983,738	0	2,627,982	1,983,738		1,173,418
	Incremental Pension Benefit(8)	1,646,057	1,646,057	0	1,646,057	0	(9)	0
	Insurance Benefits(10)	36,501	36,501	0	36,501	0		0
	Health-Care Benefits(11)	325,969	325,969	374,981	325,969	183,623	(14)	0
	280G Tax Gross-up(12)	0	0	0	0	0		0
Tommy J. Payne
	Cash Severance(5)	0	1,431,543	0	1,431,543	0		0
	Performance Shares(6)	0	462,182	0	489,819	489,819		489,819
	Restricted Stock(6)	0	427,487	0	871,925	871,925		871,925
	Performance Units(7)	0	553,309	0	679,800	553,309		679,800
	Incremental Pension Benefit(8)	0	333,174	0	333,174	0		0
	Insurance Benefits(10)	0	20,061	0	20,061	0		0
	280G Tax Gross-up(12)	0	0	0	0	0		0

(1)	Generally, under the severance agreement and ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with instructions of a more senior employee or of the Board, or (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, except that under the ESP, an executive at the level of Mr. Delen (who is the only named executive officer who is not a party to a severance agreement, but instead participates in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.” Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

(2)	The amounts in this column are based on the assumption that on December 31, 2007 (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason or (ii) in the case of Mr. Delen, who participates in the ESP, that during the one-year period prior to the change in control, his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he or she terminates his or her employment for good reason, or his or her employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Under both the severance agreement and ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his or her base salary, targeted annual incentive and targeted LTIP award. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement or an executive, at Mr. Delen’s level, under the ESP to terminate his or her employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a material breach of the severance agreement or ESP, as the case may be, (d) a reduction in certain employee benefits, or (e) (in the case of the ESP) RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following — (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) the approval by RAI’s shareholders of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2007, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Mr. Delen) and pursuant to the ESP (in the case of Mr. Delen) (as each of the severance agreement and ESP is described above under “— Compensation Discussion and Analysis — Severance Benefits”):

(a)	three times annual base salary and three times target annual incentive in the case of Ms. Ivey, two times annual base salary and two times target annual incentive in the case of the other named executive officers, except Mr. Delen, payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2008, and the balance of the base salary and target annual incentive amounts payable in 30 equal monthly installments thereafter;

(b)	in the case of Mr. Delen, one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, and two times annual base salary and two times target annual incentive upon a qualifying termination, in either case payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2008, and the balance of the base salary and target annual incentive amounts payable in 12 equal monthly installments (in the case of involuntary termination of employment without cause) and 18 equal monthly installments (in the case of a qualifying termination);

(c)	six months of interest on the lump sum payment described in the preceding clauses, at the rate of 7.25% per annum, the assumed average prime rate of interest during the first six months of 2008, with such interest payable on July 1, 2008; and

(d)	three years of such person’s respective annual perquisite payments (as described in footnote 9 to the 2007 Summary Compensation Table above), other than Mr. Delen, who is not entitled to such payments under the ESP, with such amounts payable in three equal installments (in July 2008, and in January of each of 2009 and 2010) (the three-year period over which the executive will receive the foregoing payments is referred to as the severance period).

As indicated in the preceding sentence, the amounts in these rows are based on the assumption that the commencement of payments under the severance agreement will be deferred for a period of six months. An executive officer, however, may elect to receive such payments immediately upon termination of employment in which case he or she will be responsible for satisfying any interest and taxes arising from such immediate payment, including interest and taxes arising under Section 409A of the Code. The interest payment described in clause (c) above is intended to compensate an executive who defers the commencement of severance payments.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments and benefits described in this footnote and in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Salary and Benefits Continuation Program, provided he executes a release of claims against RAI. Under such program, the period during which a person receives severance benefits is based upon years of service, with such period in no event exceeding 18 months.

(6)	The values in these rows represent the product of $65.96, the per share closing price of RAI common stock on December 31, 2007, and the number of performance shares or shares of restricted stock, as the case may be, that would vest upon the occurrence of the particular events identified in the table. Upon an executive’s involuntary termination without cause, he or she would vest immediately in a pro rata amount of his or her outstanding performance shares and restricted stock, except that Mr. Eckmann would vest in all of his outstanding performance shares and restricted stock. Upon an executive’s qualifying termination on or after a change of control, or an executive’s death or disability, or upon a change of control in the absence of the executive’s termination of employment, the executive would vest immediately in all of his or her outstanding performance shares and restricted stock. The value of the performance shares shown in the table is based on, for all named executive officers other than Mr. Delen, those performance shares granted on March 2, 2005, and for Mr. Delen, the performance shares granted to him on January 1, 2007, in each case based on those shares that had not yet vested on or prior to December 31, 2007. The value of the restricted stock shown in the table is based on those shares of restricted stock granted on March 6, 2006, to all named executive officers other than Mr. Delen, and granted on March 6, 2007, to all named executive officers, in each case based on those shares that had not yet vested on or prior to December 31, 2007. The performance shares which were granted in 2005 and vested on March 2, 2008, are included in this table because they remained unvested as of December 31, 2007, the date as of which the information in this table is presented. For additional information on such performance shares and restricted stock, see the Outstanding Equity Awards at 2007 Fiscal Year-End table above and the 2007 Grants of Plan-Based Awards table above, respectively.

(7)	These amounts represent the value of the performance units in which the executive would vest, if the employment of the executive had terminated on December 31, 2007, under the circumstances set forth in the table; such vested performance units are a pro rata amount of the total number of performance units granted on March 6 in each of 2006 (for all named executive officers other than Mr. Delen) and 2007 (for all named executive officers). The value of the performance units granted on March 2, 2005, to each named executive officer, other than Mr. Delen, are not reflected in this table. The conditions to the vesting of such units were satisfied effective December 31, 2007, entitling such persons to a cash payment with respect thereto in accordance with the applicable normal vesting schedule. The value of such units are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The terms governing the performance units granted on March 6, 2007, are summarized in footnote 1 to the 2007 Grants of Plan-Based Awards table above. The terms governing the performance units granted on March 6, 2006, are the same as the terms governing the performance units granted on March 6, 2007, except that the three-year performance period applicable to the 2006 performance units ends on December 31, 2008, the performance metric applicable to the 2006 performance units is the average annual AIAP score during the performance period, and the minimum quarterly dividend payment that is a condition to vesting is $.625 per share. In contrast, for the 2007 performance units, the three-year performance period ends on December 31, 2009, the applicable performance metric is the EPS for the last year of the performance period, and the minimum quarterly dividend payment that is a vesting condition for such units is $.75 per share.

The value of the performance units shown in the table if the named executive officer’s employment had terminated on December 31, 2007, due to involuntary termination without cause, death or disability, is based on (a) in the case of the 2006 performance units, the actual AIAP score for 2006 and 2007, and the assumption that the AIAP score for 2008 would be equal to the target AIAP score, or 100, and (b) in the case of the 2007 performance units, the assumption that RAI’s EPS for 2009 would be equal to the targeted EPS goal. The value of the performance units shown in the table if a change of control of RAI had occurred on December 31, 2007 (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on (a) in the case of the 2006 performance units, the actual AIAP scores for that part of the relevant performance period that ended on December 31, 2007, and (b) in the case of the 2007 performance units, the assumption that RAI’s EPS growth from the grant date through December 31, 2007, would continue at the same rate from January 1, 2008, through December 31, 2009, and that there would be no adjustment to the number of vested units based on RAI’s TSR.

(8)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans resulting from the additional service and age credit the named executive officers will accrue during the severance period and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mr. Delen) would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2007 Pension Benefits table above.

(9)	Each of Ms. Ivey and Mr. Eckmann would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to such executives and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer during the severance period for health care, excess liability and life insurance, (b) a tax-reimbursement amount associated with the excess liability insurance premium payment and (c) contributions by RAI for the benefit of the named executive officers who are eligible to participate in RAI’s post-retirement health-savings account program.

(11)	These amounts represent the present value, discounted to December 31, 2007, of the health-care benefits that (a) would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control (in the case of Ms. Ivey and Mr. Eckmann), or in the event of voluntary termination (in the case of Mr. Eckmann) and (b) would commence immediately after voluntary termination in the case of Mr. Eckmann. Mr. Eckmann was already vested in his retiree health benefit as of December 31, 2007. Ms. Ivey was not yet vested in her retiree health benefit as of such date. The health-care benefits for Ms. Ivey and Mr. Eckmann are reflected in this table because they will receive such benefits pursuant to a former B&W plan which RAI assumed in the Business Combination; the benefits provided under such plan are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI and its operating subsidiaries. The health-care benefits for Ms. Neal are reflected in this table because she would satisfy the plan’s “Rule of 70” provision (based on age and years of service) during the severance period. The amounts in this row are based upon the same assumptions (including a discount rate of 6.5%) used by RAI in determining post-retirement health-care expense in its 2007 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(12)	This amount represents RAI’s payment, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(13)	These amounts represent the value of a retention bonus payable to Mr. Eckmann in certain circumstances. Provided Mr. Eckmann remains employed with RAI through April 30, 2008, RAI will pay him a retention bonus of $1,000,000 in May 2008. RAI announced in February 2008, that Mr. Eckmann will retire effective May 1, 2008. Pursuant to the terms of a retention trust governing such bonus arrangement, if prior to April 30, 2008, Mr. Eckmann’s employment (a) were involuntarily terminated by RAI without cause, as defined therein, then Mr. Eckmann would receive a pro rata portion of the retention bonus, provided, however, that if such termination occurred after a change of control, as defined therein, Mr. Eckmann would receive the full amount of the retention bonus, (b) were terminated as a result of death or permanent disability, then Mr. Eckmann or his estate, as the case may be, would receive the full amount of the retention bonus following such event and (c) were terminated for any other reason, then Mr. Eckmann would forfeit his right to receive any part of the retention bonus.

(14)	The health-care benefit shown for Mr. Eckmann in the column “Termination due to Death or Disability” represents the present value of the survivor health-care coverage, under a former B&W plan that RAI assumed in the Business Combination, in the event of his death.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61 “Communication With Audit Committees,” as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence.

Based on review and discussions of the audited financial statements for fiscal year 2007 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2007 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Martin D. Feinstein
Nana Mensah
Lionel L. Nowell, III

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2008. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2007 and 2006:

	Amount of Fees
	2007	2006

Audit Fees	$6,165,932	$6,385,029
Audit-Related Fees	596,274	1,153,675
Tax Fees	140,410	144,009
All Other Fees	0	0

Total Fees	$6,902,616	$7,682,713

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s financial statements for the fiscal years ended December 31, 2007 and 2006, the reviews of the condensed financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2007 and 2006, and the audits of certain subsidiaries where legally or statutorily required. Also, audit fees for 2007 and 2006 include professional fees for services related to RAI’s preparation of Registration Statements on Form S-4 in connection with the issuance of certain debt securities.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2007 and 2006. In fiscal 2007 and 2006, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2007 and 2006.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2007 and 2006. In fiscal 2007 and 2006, tax fees consisted principally of fees for tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2007 and 2006.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for products and services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2007 and 2006. In 2007 and 2006, there were no other fees.

Item 2:  Ratification of KPMG LLP as Independent Auditors

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of RAI for the fiscal year ending December 31, 2008. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s financial statements for the fiscal year ended December 31, 2007, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2008 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2008.

Shareholder Proposals

Certain of our shareholders have submitted the three proposals described under Items 3, 4 and 5. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by your Board of Directors, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, your Board of Directors recommends a vote AGAINST each of the three proposals.

Proposals of shareholders intended to be included in RAI’s 2009 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 24, 2008, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102- 2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2009 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2009 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2009 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2009 annual meeting by no earlier than October 25, 2008, and no later than November 24, 2008. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2009 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2009 meeting. Any shareholder notice and any request for a copy of RAI’s Bylaws should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance, Nominating and Leadership Development Committee” above.

Item 3:  Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers

Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“Create Human Rights Protocols for the Company and Its Suppliers

“Whereas, global corporations and/or corporations having global sourcing for their products have a responsibility to ensure their ‘supply chain’ is uncorrupted by practices that deny basic human rights for the workers.

“Increasingly, corporations have learned their reputational risk is at stake when their suppliers become publicized as undermining workers’ basic human rights.

“While RAI does not directly hire farmworkers, it does have contracts with those who hire them, thus supplying products for its tobacco production. When such farmers are not organized they can be denied basic human rights.

“A key problem of workers harvesting tobacco for Reynolds American, whether in the U.S.A. or abroad, involves their possibility of contracting acute nicotine poisoning, Green Tobacco Sickness (GTS). This is caused by the skin’s absorption of nicotine from touching green tobacco plants. A 2005 study called this a ‘unique hazard’ (McKnight and Spiller, Green Tobacco Sickness in Children and Adolescents, Public Health Rep. 2005; 120.6).

“ ‘Health problems due to transdermal nicotine absorption are frequent among tobacco harvesters.... The toxicity to the cardiovascular system and carcinogenicity of chronic dermal nicotine exposure are likely to exist as non-smoking tobacco harvesters show similar cotinine and nicotine levels compared to active smokers in the general population.’ (Schmitt et. al, Health Risks in Tobacco Farmers — a Review of the Literature, Journal of Public Health, 15:4, August 2007).

“GTS threatens 33 million+ tobacco farm workers globally (World Health Organization, 1999 World Bank).

“Sara A. Quandt, Ph.D. noted in Science Daily, 2/24/2000, ‘Many farm workers believe they will be fired and lose their income if they get sick or work too slowly. Green tobacco sickness is an environmental justice issue, part of the growing concern that poor, minority and medically underserved populations bear a disproportionate share of environmental and occupational health risks.’

“GTS is a particular hazard for migrant and Hispanic tobacco farmworkers. For instance Mexican farmworkers were recently hospitalized in Kentucky for GTS.

“ ‘Conditions are shamefully bad for most farmworkers,’ said Virginia Nesmith, of the National Farmworkers’ Ministry. ‘This company has the power to make a difference for thousands of workers.’

“RESOLVED shareholders request the Board of Directors of Reynolds American Tobacco International, to commit itself to create procedures for the implementation of the internationally agreed core human rights conventions in the countries in which it operates and to find ways to ensure that its suppliers are in compliance with these as well.”

The proponents have submitted the following statement in support of this proposal:

“This resolution’s sponsors believe the creation of a ‘basic human rights’ protocol that will be used by RAI and in its contracts with all its suppliers is key to be recognized as a good corporate citizen. We believe this is critical if the rights of farmworkers and others who are essential actors contributing to this Company’s production of tobacco products are ensured such things as a healthy and safe working conditions, a basic right to organize, adequate health care and other elements enshrined in the Universal Declaration of Human Rights and the various international covenants.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies believe that universally recognized fundamental human rights should be respected. This principle and its day-to-day practice is one of the foundations of how we conduct our business.

The contracts that RAI and its operating companies have with suppliers specifically require adherence to all applicable laws and regulations. In addition, RJR Tobacco has contracted with an independent company to monitor RJR Tobacco’s leaf suppliers worldwide for purposes of evaluating such matters as the impact the suppliers’ activities have on the environment and safety conditions at the suppliers’ farms. If deficiencies are identified, consultants from the independent monitor work with the supplier to help develop an appropriate remediation plan.

RAI and RJR Tobacco also have been meeting with external stakeholders to determine what additional steps can be taken to address living and working conditions for tobacco farm workers employed by U.S. contract tobacco growers. RJR Tobacco has identified, and plans to implement, several additional efforts to support improved safety and more sanitary living and working conditions on those farms. Both RJR Tobacco and the stakeholders continue to work together to identify additional opportunities and external resources to address these issues.

Finally, the business of RAI’s operating companies is conducted primarily in the United States where, unlike in many developing countries, issues such as child labor, dangerous pesticide levels and exposure, and lack of minimum wage requirements, are rare.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 4:  Shareholder Proposal on Endorsement of Health Care Principles

Five shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“Reynolds American — Endorse Health Care Principles

“WHEREAS: our company’s products are a major, if not the major, contributor to fatal cancers and heart disease;

“University of Minnesota Cancer Center researchers report: ‘users of smokeless tobacco are exposed to higher amounts of tobacco-specific nitrosamines — molecules ... known to be carcinogenic — than smokers.’

“More than 40 elements in tobacco smoke are cancer causing. Smokers are 22 times more likely to develop lung cancer than non-smokers. Studies show length of tobacco use increases the cancer risk: cancer of the nose (2 times greater), tongue, mouth, salivary gland and pharynx (6 to 27 times more), throat (12 times) esophagus (8-10 times); larynx (10-18 times), stomach (2-3 times), kidney (5 times) bladder (3 times), penis (2-3 times), pancreas (2-5 times) colon-rectum (3 times) and anus (5-6 times);

“In 2007, in a ‘stark departure from past practice, the American Cancer Society’ redirected its entire $15 million advertising budget ‘to the consequences of inadequate health coverage.’ John R. Seffrin, the American Cancer Society’s CEO, stated: ‘I believe, if we don’t fix the health care system, that lack of access will be a bigger cancer killer than tobacco.’ He added: ‘The ultimate control of cancer is as much a public policy issue as it is a medical and scientific issue;’

“A 2003 study estimated that one of every 10 cancer patients were uninsured. Health insurance companies are known to provide substantially lower rates to those who do not smoke or use our tobacco products;

“Our company’s health care costs are higher in the US because it has to cover employees who use tobacco products. If America had universal health care, these would be covered. Consequently, shareholder revenues are diminished when company finances must cover health care costs, many stemming from cancer and heart disease arising from tobacco use;

“Because access to affordable, comprehensive health care/insurance is the most significant social policy issue in America and has become a central concern in the 2008 presidential campaign;

“RESOLVED: Shareholders urge the Board of Directors to adopt principles for comprehensive health care reform (such as those based upon the following principles of the Institute of Medicine): Health care coverage should be universal, continuous, and affordable to individuals and families. Any health insurance strategy should be affordable and sustainable for society and should enhance health and well-being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).”

The proponents have submitted the following statement in support of this proposal:

“As shareholders, we believe publicly held companies must account to all their stakeholders vis-a-vis their positions on critical public policy issues, like universal health care, especially tobacco companies because they contribute so much to the health problems of so many. We ask fellow shareholders to support this resolution.”

Your Board of Directors recommends a vote AGAINST this proposal.

The availability and affordability of health-care coverage for Americans has been, and continues to be, an important issue in Congress and other forums. RAI and its operating companies provide comprehensive, affordable health, dental and vision coverage for their employees. Even with plan modifications over the years due to the rising cost of health care, RAI and its operating companies still provide competitive plans with a range of options, allowing employees to select the program which best fits their individual and family needs.

RAI and its operating companies traditionally have not established positions on legislative issues beyond those that might apply to the tobacco industry. Management expects that Congress and others will continue to discuss and debate the range of proposals for making health-care coverage more available and for dealing with the ever-rising costs of such care. Management will continue to pay close attention to those discussions, and will be mindful of the details of health-care reform proposals as they become more apparent, including the intended funding sources of these proposals.

The universal health-care debate in Congress, in 1993-1994, centered in part on increasing the federal cigarette excise tax by $1.00 per pack, to pay for additional health-care coverage. We opposed that proposal at that time, and would do so today. Just last year, as Congress debated expanded coverage for the State Children’s Health Insurance Program, referred to as SCHIP, we opposed the requirement of a $.61 per pack increase in the federal cigarette excise tax and proportional increases in taxes for other tobacco products. Congress ultimately expanded and continued SCHIP through March, 2009, without additional tax increases.

Although we generally agree with the concept of making health care more available to Americans at affordable prices, we believe it is in the best interests of RAI and its operating companies to refrain, at this time, from endorsing specific solutions to this complex and evolving debate concerning national health-care reform. We continue, however, to oppose any approach that would impose the resulting costs (exclusively or disproportionately) on RAI’s shareholders or on RAI’s operating companies’ customers and consumers.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:  Shareholder Proposal on Two Cigarette Approach to Marketing

Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“ ‘TWO CIGARETTE’ APPROACH TO MARKETING

“On October 22, 2007 the following op-ed piece, The Two Cigarette Society appeared in The New York Times. It was written by David G. Adams, a lawyer who was the director of the policy staff at the Food and Drug Administration from 1992 to 1994.

“ ‘WHEN it comes to the health of our children, two cigarettes may be better than one. Young smokers who begin their habit with nicotine-laden cigarettes need a cigarette that will not leave them to later fight the ravages of addiction.

“ ‘Experts tell us that teenagers often begin smoking to copy their peers and others whom they see smoking. As adults, however, they continue smoking largely because of the addictive qualities of nicotine. (Ninety percent of smokers regret having begun smoking and most make efforts to stop.) This means that in the absence of addictive levels of nicotine in their cigarettes, most young smokers would ultimately quit.

“ ‘A two-cigarette strategy would prohibit young smokers from buying addictive cigarettes. The tobacco industry is capable of producing cigarettes that are virtually free of nicotine, and regulators could develop clear standards for non-addictive cigarettes. (Disclosure: My law firm represents tobacco companies, but I have recused myself from that work.)

“ ‘The age to purchase addictive cigarettes might be set at 21. Better yet, sales of addictive cigarettes could be restricted to individuals born 19 or more years before the two-cigarette strategy was put into effect. Under this approach, 18-year-olds who start smoking non-addictive cigarettes would be prohibited from switching to addictive cigarettes even after they turned 21. In addition, a higher federal excise tax on addictive cigarettes than on non-addictive cigarettes would create a financial incentive for smokers of all ages, including scofflaw adolescents, to select non-addictive cigarettes.

“ ‘Granted, a two-cigarette policy would not be a panacea. It would not end smoking, it would not give us safer cigarettes, and it would not undo the addiction that grips the current generation of smokers.

“ ‘The Institute of Medicine, a unit of the National Academy of Sciences, has called for a gradual reduction of the nicotine content in all cigarettes to non-addictive levels (an approach I proposed 13 years ago when I worked at the Food and Drug Administration). But it would take decades to eliminate addictive cigarettes from the market. While a worthy strategy for eliminating addiction many years from now, a gradual approach would still permit the addiction of the next generation of smokers.

“ ‘Decades of addiction will mean disease and death for millions of our children. If we can prevent addiction at the outset, we shouldn’t waste another day.’

“This resolution’s shareholders are against smoking itself because of its health-hazards. We also believe a lesser evil is better than a greater evil. Hence the following:

“RESOLVED: shareholders request the Board of Directors to begin immediately to find ways to implement a ‘two cigarette’ approach globally with all its various cigarette brands and to report such to the shareholder and its publics within six months of the annual meeting.”

Your Board of Directors recommends a vote AGAINST this proposal.

The specific approach recommended in the proposal to reduce harm from the use of cigarettes has already proven to be commercially unsuccessful in the United States. At least two other manufacturers have marketed a nicotine-free cigarette or a cigarette with substantially reduced nicotine levels, but were unable to gain any meaningful consumer acceptance of the products.

Management, however, agrees with the underlying intent of the proposal — efforts should be made to explore the implementation of harm reduction strategies in connection with the manufacture and marketing of existing and future tobacco products. As stated in RAI’s Guiding Principles and Beliefs, “Decreasing the health risk and harm directly associated with the use of tobacco products is in everyone’s best interest.” RAI and its operating companies have a desire to work in conjunction with others to reduce the harm caused by the use of tobacco products.

A harm reduction, or continuum of risk, strategy recognizes and informs smokers that different types of tobacco products have different levels of risk. This strategy has the potential for achieving measurable reductions in the harm caused by tobacco use, particularly cigarettes.

David Sweanor, in a recent article published in The Ottawa Citizen, explained the benefits of such a strategy: “When dealing with any cause of death, injury or disease, we have four broad areas of intervention: We can try to prevent onset of the behaviors, encourage cessation among those already engaging in it, protect third parties from any associated risks, and reduce the risks for those who will continue the behaviors. This applies whether we are talking about rock climbing...or ingesting nicotine. The way we use these four broad avenues of interventions will vary but the goal is always the same: the maximum practical reduction in the risk of harm.”

Published scientific studies indicate compelling differences between the tobacco product categories for the incidence and risk for serious and chronic diseases. The difference is particularly notable when comparing the harm caused by cigarette smoking with that of non-burning tobacco products. A 2007 report from Britain’s Royal College of Physicians said that “the consumption of non-combustible tobacco is on the order of 10 (to) 1,000 times less hazardous than smoking.”

The rate of smoking has consistently declined for decades, but government sources report that approximately 45 million Americans continue to smoke. It is likely that smoking and tobacco use will remain legal and prevalent for the foreseeable future. Given that there are adults who choose to continue to smoke, the acceptance and implementation of harm reduction strategies by tobacco manufacturers, public health and other interested groups and relevant government agencies could help achieve further reductions in the harm caused by smoking.

RAI and its operating companies have already begun implementing strategies consistent with this goal. RAI’s acquisition of Conwood, with its portfolio of smokeless tobacco products, and RJR Tobacco’s introduction of Camel Snus, a new alternative and replacement tobacco product for current smokers, are two recent examples. RAI’s operating companies also are actively working, consistent with applicable laws, to help identify methods of appropriately and accurately educating tobacco consumers on the differences in risk between cigarettes and non-burning tobacco products.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:

• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or RAI Group President
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or RAI Group President
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2007 Related Person Transactions

RAI paid BAT an aggregate of $475,000 during 2007 in consideration for the services of Messrs. Monteiro de Castro and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. Unless extended or earlier terminated as provided therein, each such contract manufacturing agreement will expire on December 31, 2014. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during 2007 were $430,336,000. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco sold a variety of fixed assets to the BAT Group during 2007 in the amount of $360,000. Also, during 2007, the BAT Group purchased from Lane, Limited, a wholly owned subsidiary of RAI referred to as Lane, little cigars and semi-cut tobacco filler in the amount of $15,598,000. Lane and a member of the BAT Group are parties to a trademark license agreement pursuant to which Lane licenses certain trademarks to such BAT Group member in consideration for the payment of royalties. Unless earlier terminated in accordance with the terms thereof, such trademark license agreement will expire on July 31, 2030. During 2007, Lane recorded $79,000 in royalties under such trademark license agreement.

During 2007, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $59,538,000. Also during 2007, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $34,634,000. In accordance with GAAP, none of the $34,634,000 (including that portion of the purchase price that was paid by the BAT Group in 2007) was recorded as sales in RAI’s 2007 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2007, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $1,913,000.

B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (RAI and its operating subsidiaries are referred to as the RAI Group), commitments B&W had previously agreed to in connection with the settlement of third-party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2007, B&W made no payments to the RAI Group under the above leaf purchase agreement.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates may also provide certain contract services to the other party or its affiliates. Unless extended or earlier terminated as provided therein, the technology sharing and development services agreement will expire on December 31, 2009. During 2007, the RAI Group billed the BAT Group $2,742,000, and the BAT Group billed the RAI Group approximately $21,000, pursuant to such agreement.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the United States. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2007, the RAI Group paid the BAT Group $18,427,000 pursuant to the foregoing arrangements. In addition, as of the end of 2007, the RAI Group had $1,141,000 in accounts payable to the BAT Group under such arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2007, pursuant to this indemnity, RJR Tobacco recorded $948,000 in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.

RJR Tobacco has seconded certain of its employees to the BAT Group in connection with particular assignments. During their service with the BAT Group, the seconded employees will continue to be paid by RJR Tobacco and participate in employee benefit plans sponsored by the RAI Group. The BAT Group will reimburse members of the RAI Group certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2007, RJR Tobacco billed the BAT Group $2,282,000 in connection with such secondment arrangements.

Effective as of January 1, 2007, Mr. Delen became President of RJR Tobacco. Prior to joining RJR Tobacco, Mr. Delen had served as President of British American Tobacco Ltd. — Japan. Mr. Delen is a full-time employee of, and is paid by, RJR Tobacco, and he does not receive any compensation from BAT for his services on behalf of RJR Tobacco, nor will BAT reimburse RJR Tobacco for the costs of Mr. Delen’s compensation.

Lisa J. Caldwell, currently Senior Vice President — Human Resources of RAI, is married to Alan L. Caldwell, who is currently Senior Director — Public Issues of RAI and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2007, Mr. Caldwell earned approximately $219,000 in salary and bonus, and vested in LTIP awards valued at approximately $13,000.

Prior to joining RAI in October 2007, Frederick W. Smothers, RAI’s Senior Vice President and Chief Accounting Officer, served as the chief executive officer of ATRS Consulting, a management consulting firm which he owned. The RAI Group has used the services of ATRS Consulting, and during 2007, prior to Mr. Smothers joining RAI as an employee, the RAI Group paid ATRS Consulting $346,223 for services rendered in 2007 and for certain services rendered in 2006.

Other

The Board is not aware of any matters to be presented for action at the 2008 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2008 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 24, 2008

401 NORTH MAIN STREET WINSTON-SALEM, NC 27101
You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card.

If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	REYNO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REYNOLDS AMERICAN INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board recommends a vote FOR:

1.	Election of Directors	☐	☐	☐

Nominees For Class I:
(01) Betsy S. Atkins, (02) Nana Mensah, (03) John J. Zillmer

Nominee For Class III:

(04) Lionel L. Nowell, III
						For	Against	Abstain
2.	Ratification of KPMG LLP as Independent Auditors					☐	☐	☐

The Board of Directors recommends a vote AGAINST:

3.	Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers					☐	☐	☐

4.	Shareholder Proposal on Endorsement of Health Care Principles					☐	☐	☐

5.	Shareholder Proposal on Two Cigarette Approach to Marketing					☐	☐	☐

Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1 and 2 and AGAINST Items 3, 4 and 5, and by Citibank, as Trustee under the CIP, and Vanguard, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Shareholders of Reynolds American Inc.
Participants in the Reynolds American Capital Investment Plan
Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico
          Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 5, 2008 (May 1, 2008 for CIP or SIP participants). Broadridge is responsible for tabulating the returns.
If you have any questions or need assistance in voting the shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27101
(866) 210-9976 (toll-free)
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▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

REYNOLDS AMERICAN INC.

PROXY

This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 6, 2008.
The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, McDara P. Folan, III and Robert A. Emken, Jr., and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2008 at 9:00 a.m. (Eastern time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The undersigned also provides instructions to Citibank, N.A., as Trustee under the Reynolds American Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

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(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
(Continued and to be signed and dated on reverse side.)